Filed Pursuant to Rule 424(b)(3)
File No. 333-111897

OFFERING PROSPECTUS

Manhattan Pharmaceuticals, Inc.

15,169,075 Shares
Common Stock

The selling stockholders identified on pages 41-47 of this prospectus are offering on a resale basis a total of 15,169,075 shares of our common stock, including 3,437,460 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MHTT.” On October 4, 2005, the last sale price for our common stock as reported on the OTC Bulletin Board was $ 1.22. Effective October 7, 2005, our common stock will begin trading on the American Stock Exchange under the symbol “MHA.”

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The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 6.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this Prospectus is October 5, 2005.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. Accordingly, you are urged to carefully review this prospectus in its entirety.

Our Company

We are engaged in the business of developing and commercializing early-stage technologies, particularly biomedical and pharmaceutical technologies. We aim to acquire proprietary rights to these technologies, by license or acquisition of an ownership interest, fund their research and development and eventually bring the technologies to market. We currently are researching and developing three biomedical technologies: oleoyl-estrone, an orally administered hormone which we believe can be used to treat obesity; lingual spray propofol, a proprietary lingual spray technology to deliver propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures; and PTH (1-34), a topical treatment for psoriasis. None of the product candidates have been approved by the United States Federal Drug Administration or any other regulatory body. Further, we have not received any commercial revenues to date and, until we receive the necessary approvals from the FDA or a similar foreign regulatory authority, we will not have any commercial revenues.

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Oleoyl-estrone, our lead product candidate, is an orally administered novel therapeutic being developed to treat obesity. We recently completed a Phase Ia trial relating to oleoyl-estrone pursuant to an investigational new drug application, or “IND,” accepted by the FDA in January 2005. This study, which was conducted at Basel, Switzerland, involved 36 obese volunteers and was conducted to measure the pharmacokinetic (i.e., the manner in which the drug is absorbed, distribution, metabolism and elimination by the body) profile of oleoy-estrone, as well as its safety and tolerability in obese males and females. Twelve of the 36 patients received placebo and 24 receved a single dose in one of six strengths ranging from 1 mg to 150 mg. Oleoyl-estrone was shown to be safe with no serious adverse events noted in this study. We also are conducting a follow-on Phase 1b trial that will assess safety and tolerability in 24 obese volunteers and anticipate releasing the results of this study before the end of 2005.

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PTH(1-34), which we acquired as a result of our April 2005 acquisition of Tarpan Therapeutics, Inc., is being developed as a topical treatment for psoriasis. In early 2001, a Phase I and II clinical trial of PTH(1-34) was completed at Boston University Medical Center. The study evaluated safety and efficacy of the drug as a topical treatment for psoriasis. This double-blinded, controlled trial in 15 patients indicated that PTH(1-34) was a potentially safe and effective treatment for plaque psoriasis. After 8 weeks of treatment, application of PTH(1-34) appeared to result in at least a partial clearing of the treated lesion in 85 percent of the patients and complete clearing in 60 percent of the patients. None of the patients appeared to experience any significant adverse effects. We plan to initiate additional clinical trials in PTH(1-34) in late 2005 or early 2006.

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We are developing propofol lingual spray, the right to which we license from NovaDel Pharma, Inc., for light to medium sedation on a Section 505b2 bioequivalence regulatory pathway toward FDA approval. In January 2005, the FDA accepted our IND for propofol lingual spray, allowing us to commence clinical trials. The FDA has indicated to us in discussions that we may proceed to a pivotal Phase III trial of propofol lingual spray following completion of Phase I trials. We are actively planning the next steps for the clinical development of this product candidate, meeting with our scientific advisors and NovaDel regarding formulation, reviewing existing data, developing trial design and evaluating plans to re-enter the clinic.

We were incorporated in Delaware in May 1993 under the name “Atlantic Pharmaceuticals, Inc.” and, in March 2000, we changed our name to “Atlantic Technology Ventures, Inc.” On February 21, 2003, we completed a “reverse” acquisition of privately-held Manhattan Research Development, Inc. (formerly Manhattan Pharmaceuticals, Inc.), a Delaware corporation. To effect this transaction, we caused Manhattan Pharmaceuticals Acquisition Corp., our wholly-owned subsidiary, to merge with and into Manhattan Research Development, with Manhattan Research Development surviving as our wholly owned subsidiary. In accordance with the terms of the merger, the outstanding common stock of Manhattan Research Development automatically converted into the right to receive an aggregate of approximately 80 percent of our outstanding common stock (after giving effect to the transaction). In connection with the merger, we also changed our name to “Manhattan Pharmaceuticals, Inc.”

Our executive offices are located at 810 Seventh Avenue, 4th Floor, New York, New York, 10019 and our telephone number is (212) 582-3950. Our Internet site is www.manhattanpharma.com.

Recent Developments

American Stock Exchange

Our common stock has been approved for listing on the American Stock Exchange. Effective October 7, 2005, our common stock will begin trading on the American Stock Exchange under the symbol “MHA.”

Changes in Board of Directors

In September 2005, Joshua Kazam and David M. Tanen, who have been directors of our company since February 2003 and January 2002, respectively, tendered their resignations from the board. We currently do not intend to fill the vacancies left by these resignations, but instead will reduce the size of our board of directors from nine persons to seven.

2005 Private Placement

We recently completed a private placement offering of units consisting of shares of our common stock and warrants to purchase additional shares of common stock. The private placement was completed in two separate closings held on August 26, 2005 and August 30, 2005. In the August 26 closing, we sold a total of 10,808,971 shares of common stock and five-year warrants to purchase 2,161,767 shares for total gross proceeds of approximately $12 million. The warrants issued at the August 26 closing are exercisable at a price of $1.44 per share. On August 30, 2005, we closed on the sale of an additional 1,108,709 shares of common stock and warrants to purchase 221,741 common shares, which resulted in gross proceeds of approximately $1.28 million. The warrants issued in connection with the August 30 closing are exercisable at a price of $1.49 per share. Accordingly, the total gross proceeds resulting from the private placement was $13.27 million, before deducting selling commissions and expenses.

We engaged Paramount BioCapital, Inc. as placement agent and paid total cash commissions of $836,360, of which $121,625 was paid to certain selected dealers engaged by Paramount in connection with the private placement and issued five-year warrants to purchase an aggregate of 538,191 shares of common stock exercisable at a price of $1.44 per share, of which Paramount received warrants to purchase 459,932 common shares. In connection with the August 30 closing, we paid cash commissions to Paramount of $88,550 and issued an additional five-year warrant to purchase 55,000 common shares at a price of $1.49 per share. After deduction of these selling commissions and expenses, we realized aggregate net proceeds from our August 2005 private placement of approximately $12.2 million.

In accordance with the terms of the private placement, we agreed to file a registration statement under the Securities Act within 30 days of the final closing of the private placement covering the resale of the shares sold in the private placement, including the shares issuable upon the exercise of the warrants.

As a result of this offering, we expect that our current cash position is sufficient to fund our operations, including the development of our three product candidates, through late 2006.

Conversion of Series A Preferred Stock

The terms of our Series A Preferred Stock, which was originally issued in November 2003, provided for its automatic conversion upon our completion of a financing that results in gross proceeds to of at least $10 million at a pre-money valuation of our company of at least $30 million. Accordingly, as a result of the August 26, 2005 closing of our private placement discussed above, all of the remaining outstanding shares of our Series A Preferred Stock automatically converted into shares of our common stock. As of such date, there were 729,626 shares of Series A Preferred Stock outstanding, which, upon the closing of the private placement, converted into an aggregate of 6,632,957 shares of common stock (at a rate of 9.0909 common shares per share of preferred stock).

Acquisition of Tarpan Therapeutics, Inc.

Pursuant to an Agreement and Plan of Merger dated April 1, 2005 (the “Agreement”) among us, Tarpan Therapeutics, Inc., a Delaware corporation (“Tarpan”), and Tarpan Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (“TAC”), TAC merged with and into Tarpan, with Tarpan remaining as the surviving corporation and our wholly-owned subsidiary. In consideration for their shares of Tarpan capital stock and in accordance with the Agreement, the stockholders of Tarpan received an aggregate of approximately 10,731,000 shares or approximately 20% of our common stock. As a result of the merger, we assumed Tarpan’s outstanding indebtedness of approximately $648,000, which resulted from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the merger to provide that one-half of the outstanding indebtedness was payable upon completion of the merger and the remaining one-half will be payable at such time as we raise at least $5 million in new financing. As a result of the August 2005 private placement, discussed above, we have now satisfied the remaining balance of this indebtedness.

Several of Tarpan’s former stockholders are directors or significant stockholders of our company. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of Tarpan’s common stock and beneficially own approximately 26 percent our common stock (Dr. Rosenwald disclaims beneficial ownership of shares held by such trusts, except to the extent of any precuniary interest). In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom were then members of our board of directors, collectively owned approximately 13.4 percent of Tarpan’s outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald. As a result of such relationships between us and Tarpan, our board of directors established a special committee to consider and approve the merger. The special committee consisted of three independent directors, none of whom had any prior relationship with Tarpan.

Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 5 of this prospectus.

The Offering

The selling stockholders identified on pages 41-47 of this prospectus are offering on a resale basis a total of 15,169,075 shares of our common stock, of which 3,029,561 shares are issuable upon exercise of outstanding warrants and options.

Common stock offered	15,169,075 shares

Common stock outstanding before the offering(1)	59,413,271 shares

Common stock outstanding after the offering(2)	62,442,832 shares

Common Stock OTC Bulletin Board symbol	MHTT

(1)	Based on the number of shares outstanding as of September 22, 2005, not including 12,835,672 shares issuable upon exercise of various warrants and options to purchase common stock.
(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

Risks Relating to our Business

We currently have no product revenues and will need to raise additional funds in the future. If we are unable to obtain the funds necessary to continue our operations, we will be required to delay, scale back or eliminate one or more of our drug development programs.

We have generated no product revenues to date and will not until we receive approval from the FDA and other regulatory authorities for our product candidates. We have already spent substantial funds developing our potential products and business, however, and we expect to continue to have negative cash flow from our operations for at least the next several years. As of June 30, 2005, we had $889,864 of cash and cash equivalents and $1,505,853 of short-term investments, although we received net proceeds of approximately $12.2 million in connection with our August 2005 private placement. We will have to raise additional funds to complete the development of our drug candidates and to bring them to market, however. Beyond the capital requirements mentioned above, our future capital requirements will depend on numerous factors, including:

•	the results of any clinical trials;
•	the scope and results of our research and development programs;
•	the time required to obtain regulatory approvals;
•	our ability to establish and maintain marketing alliances and collaborative agreements; and
•	the cost of our internal marketing activities.

Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available, we will be required to delay, scale back or eliminate one or more of our drug development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For each of the fiscal years ended December 31, 2004, 2003 and 2002 and from August 6, 2001 (inception) through December 31, 2001, we realized net losses of $5,896,031, $5,960,907, $1,037,320 and $56,796, respectively. Even if we succeed in developing and commercializing one or both of our current product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;
•	seek regulatory approvals for our product candidates;
•	implement additional internal systems and infrastructure;
•	lease additional or alternative office facilities; and
•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

We have a limited operating history upon which to base an investment decision.

We are a development-stage company and have not yet demonstrated any ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and commencing clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Since inception as Manhattan Research Development, Inc., our operations have been limited to organizing and staffing, and acquiring, developing and securing our proprietary technology and undertaking pre-clinical trials of principal product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must first submit to the FDA an Investigational New Drug Application, or an “IND,” which will set forth our plans for clinical testing of our product candidates. In January 2005, the FDA accepted INDs for both our Oleoyl-estrone and Propofol LS product candidates. We have not yet filed an IND for PTH(1-34). In February 2005, we began dosing patients in our first Phase I trial in Basel, Switzerland to evaluate the safety and tolerability of defined doses of orally administered oleoyl-estrone in obese adults, in accordance with FDA guidelines. Pending completion of formulation work, we expect to conduct a Phase I clinical study for propofol lingual spray as early as 2005 assuming formulation work is completed satisfactorily. Because propofol has already been approved by the FDA for intravenous use, the FDA has informed us that we may utilize a rapid development strategy that will enable us to go directly to a Pivotal Phase III trial following completion of our planned Phase I trials. Accordingly, we currently anticipate that development of propofol lingual spray may be completed in 2006. See "Business - Lingual Spray Propofol." We are unable to estimate the size and timing of all the Phase II and Phase III programs for oleoyl-estrone at this time and, accordingly, cannot estimate the time when development of that product candidate will be completed.

When the clinical testing for our product candidates is complete, we will submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We have not yet made any determination as to which foreign jurisdictions we may seek approval and have not undertaken any steps to obtain approvals in any foreign jurisdiction.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, we anticipate that our clinical trials will involve only a small patient population. We expect that our clinical trials will only involve a small sample size. Accordingly, the results of such trials may not be indicative of future results over a larger patient population.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and
•	effectiveness of our drugs;
•	cost-effectiveness of our product relative to competing products;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program will depend upon third-party researchers and other collaborators who are outside our control.

We currently are collaborating with NovaDel Pharma, from which we license our rights to lingual spray propofol, in the development of that product candidate in the pre-clinical and early clinical trial stages. Under our agreement with NovaDel, it has agreed to perform certain development on our behalf and at our expense, including formulation stability testing, formulation analytic method development and testing and manufacture of clinical trial material for the pre-clinical and early clinical development of propofol lingual spray. Beyond those limited activities, we need to engage independent investigators and other third party collaborators to conduct pre-clinical and clinical trials for lingual spray propofol. We are not currently collaborating with any third party with respect to the development of oleoyl-estrone, but we intend to engage third party independent investigators and collaborators, which may include universities and medical institutions, to conduct our pre-clinical and clinical trials for that product candidate, as well. Accordingly, the successful development of our product candidates will depend on the performance of these third parties. These collaborators will not be our employees, however, and we cannot control the amount or timing of resources that they will devote to our programs. Our collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We will rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently have no contract for the manufacture of our product candidate. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers, exposes us to the following risks:

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We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.
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Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

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Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products. Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards. If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of its proposed products. Our future success depends, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have product candidates that will compete with ours already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking pre-clinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs; and
•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

Companies that currently sell both generic and proprietary anti-obesity compounds formulations include, among others, Abbot Laboratories, Inc. and Amgen Inc. Alternative technologies are being developed to treat obesity and overweight disease, several of which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights may diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

We currently do not directly own the rights to any patents or patent applications. We license the exclusive rights to two issued patents relating to oleoyl-estrone, which expire in 2016, and three patent applications. We also license the exclusive rights to three issued patents relating to lingual spray propofol, which expire from 2016 to 2017. In addition, our license for propofol lingual spray covers one pending patent application. See “Business - Intellectual Property and License Agreements.” There are no other pending patent applications relating to either of our product candidates, although we anticipate the need to file additional patent applications both in the U.S. and in other countries, as appropriate.

However, with regard to the patents covered by our license agreements and any future patents issued to which we will have rights, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;
•	if and when patents will issue;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or
•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

  Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. For example, despite covenants in our license agreements with Oleoylestrone Developments and NovaDel Pharma, from which we license oleoyl-estrone and lingual spray propofol, respectively, that generally prohibit those companies from disclosing information relating to our licensed technology, the respective license agreements allow for each company to publish data and other information relating to our licensed technology. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

Our business is substantially dependent on the intellectual property on which our product candidates are based. To date, we have not received any threats or claims that we may be infringing on another's patents or other intellectual property rights. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may suffer.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. We currently carry clinical trial insurance in an amount up to $2,000,000, which may be inadequate to protect against potential product liability claims or may inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. Although we intend to maintain clinical trial insurance during any clinical trials, this may be inadequate to protect us against any potential claims. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We are controlled by current officers, directors and principal stockholders.

Our directors, executive officers and principal stockholders beneficially own approximately 38 percent of our outstanding voting stock and, including shares underlying outstanding options and warrants, this group beneficially owns approximately 40 percent of our common stock. Accordingly, these persons and their respective affiliates have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our stockholders.

Risks Related to Our Securities

Trading of our common stock is limited.

Trading of our common stock is conducted on the National Association of Securities Dealers’ Over-the-Counter Bulletin Board, or “OTC Bulletin Board.” This has adversely effected the liquidity of our securities, not only in terms of the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and the media's coverage of us. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

Because it is a “penny stock,” it will be more difficult for you to sell shares of our common stock.

In addition, our common stock is a “penny stock.” Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to the purchase. The penny stock rules may make it difficult for you to sell your shares of our stock. Because of the rules, there is less trading in penny stocks. Also, many brokers choose not to participate in penny-stock transactions. Accordingly, you may not always be able to resell shares of our common stock publicly at times and prices that you feel are appropriate.

A significant number of shares of our common stock are or will become available for sale and their sale could depress the price of our common stock.

A substantial number of shares of our common stock are being offered by this prospectus. In addition, we issued an aggregate of 11,917,680 shares of common stock in connection with our August 2005 private placement and are required to register the resale of those shares under the Securities Act. We may also issue additional shares in connection with our business and may grant additional stock options to our employees, officers, directors and consultants or warrants to third parties. Sales of a substantial number of shares of our common stock in the public market after this offering could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate.

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.

During the last two years, the price of our common stock has ranged from a low of $0.25 per share to a high of $2.50, as adjusted for our 1-for-5 reverse stock split in September 2003. The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	publicity regarding actual or potential clinical results relating to products under development by our competitors or us;
•	delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;
•	achievement or rejection of regulatory approvals by our competitors or us;
•	announcements of technological innovations or new commercial products by our competitors or us;
•	developments concerning proprietary rights, including patents;
•	developments concerning our collaborations;
•	regulatory developments in the United States and foreign countries;
•	economic or other crises and other external factors;
•	period-to-period fluctuations in our revenues and other results of operations;
•	changes in financial estimates by securities analysts; and
•	sales of our common stock.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

We have never paid dividends.

We have never paid dividends on our capital stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our stock in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,”“could,”“should,”“anticipate,”“believe,”“estimate,”“expect,”“intend,”“plan,”“predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  We have compiled the following discussion of out results of operations and financial condition from our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 and from our Annual Report on Form 10-KSB for the year ended December 31, 2004. We have not attempted to update this discussion, except as specifically noted. You should read the following discussions in conjunction with our consolidated financial statements and related notes included in this prospectus.

Overview

  Our company resulted from the February 21, 2003 reverse merger between Atlantic Technology Ventures, Inc., which was incorporated on May 18, 1993, and privately-held Manhattan Research Development, Inc., incorporated on August 6, 2001. We are incorporated in the State of Delaware. In connection with the merger, the former stockholders of Manhattan Research received a number of shares of Atlantic's common stock so that following the merger they collectively owned 80 percent of the outstanding shares. Upon completion of the merger, Atlantic changed its name to Manhattan Pharmaceuticals, Inc. and thereafter adopted the business of Manhattan Research Development.

We are a development stage biopharmaceutical company that holds an exclusive world-wide, royalty-free license to certain intellectual property related to oleoyl-estrone, which is owned by Oleoyl-Estrone Developments, SL (“OED”) of Barcelona, Spain. Oleoyl-estrone is an orally administered small molecule that has been shown to cause significant weight loss in pre-clinical animal studies regardless of dietary modifications. We also hold the worldwide, exclusive rights to proprietary lingual spray technology to deliver the drug propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures.

Although we are primarily focused on developing these technologies, we continue to seek to acquire proprietary rights to other biomedical and pharmaceutical technologies, by licensing or acquiring an ownership interest, funding their research and development and bringing the technologies to market. On April 1, 2005 we acquired Tarpan Therapeutics, Inc. ("Tarpan"), a privately-held, New York-based biopharmaceutical company developing dermatological therapeutics, in an all stock transaction. Former Tarpan shareholders own approximately 20% of the shares of Manhattan on a fully-diluted basis. Through the acquisition we have acquired Tarpan’s primary product candidate, PTH (1-34), a peptide believed to be a regulator of epidermal cell growth and differentiation, which is being developed for the treatment of psoriasis.

Several of Tarpan’s former stockholders were also directors or significant stockholders of our company at the time of the acquisition. For example, Joshua Kazam, Timothy McInerney, David Tanen and Dr. Michael Weiser, all of whom were then directors of our company, collectively held approximately 13.4 percent of Tarpan’s outstanding common stock. In addition, Dr. Lindsay Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively (Dr. Rosenwald disclaims beneficial ownership of shares held by such trusts, except to the extent of any precuniary interest) beneficially owned approximately 46 percent of Tarpan’s common stock and beneficially owned approximately 26 percent our common stock at the time of the acquisition. Because of these relationships, our board established a committee of disinterested directors to consider the Tarpan transaction.

You should read the following discussion of our results of operations and financial condition in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as we “expect,”“anticipate,”“believe,” and “intend” and similar expressions to identify forward-looking statements. Investors should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events, particularly those risks identified under the heading “Risk Factors” in this prospectus, and should not unduly rely on these forward looking statements. All share and per share information in this discussion has been adjusted for the 1-for-5 combination of our common stock effected on September 25, 2003.

Results Of Operations

Six-Month Period Ended June 30, 2005 vs 2004

During the six months ended June 30, 2005 and 2004, we had no revenue. We do not expect to have significant revenues relating to our product candidates in development prior to June 30, 2006.

For the six months ended June 30, 2005, research and development expense was $1,921,275 as compared to $1,228,234 for the six months ended June 30, 2004. The increase of $693,041 is due primarily to an acceleration of pre-clinical development of our Oleoyl-estrone drug candidate.

For the six months ended June 30, 2005, general and administrative expense was $1,046,403 as compared to $880,993 for the six months ended June 30, 2004. The increase of $165,410 is due primarily to increases in payroll and investor relations expenses of approximately $97,000 and $52,000 respectively. In addition we had increases in expenses related to rent, directors’ fees, telephone and all other expenses of $32,000, $23,000, $17,000 and $16,000, respectively. These increases are partially offset by reductions in consulting and meetings of approximately $46,000 and $26,000, respectively.

For the six months ended June 30, 2005, interest and other income was $68,346 as compared to $81,091 for the six months ended June 30, 2004. The decrease of $12,745 is due primarily to a reduction in cash balances and short-term investments.

Net loss for the six months ended June 30, 2005, was $14,787,139 as compared to $1,956,954 for the six months ended June 30, 2004. This increase in net loss is attributable primarily to the in-process research and development charge of $11,887,807 related to the acquisition of Tarpan. Additionally, there were increases in research and development expenses of $693,041 and general and administrative expenses of $165,410 as well as a reduction in interest and other income of $12,745. Finally in 2004 we had a realized gain on sale of marketable equity securities of $71,182, which we did not have in the current year.

Preferred stock dividends of $251,401 and $392,805 reduced earnings per share for the six months ended June 30, 2005 and 2004 by $0.01 and $0.01, respectively.

2004 vs 2003

During each of the years ended December 31, 2004 and 2003, we had no revenue. We do not expect to have revenues relating to our technologies prior to December 31, 2005.

  For the year ended December 31, 2004, research and development expense was $4,152,994 as compared to $1,724,043 for the year ended December 31, 2003. The increase of $2,428,951 is due primarily to an acceleration of pre-clinical development of our Oleoyl-estrone drug to the pre-clinical and clinical development of our Propofol Lingual Spray.

  For the year ended December 31, 2004, general and administrative expense was $1,989,829 as compared to $1,786,080 for the year ended December 31, 2003. The increase of $203,749 is due primarily to investor relations expenses of approximately $160,000 and consulting expenses of approximately $67,000. In addition, we had increases in expenses associated with travel of approximately $85,000 and meetings and conferences of approximately $54,000 as well as rent and other expenses of approximately $19,000 and $55,000, respectively. These increases are partially offset by a net reduction in legal and accounting fees of approximately $91,000. Finally, in 2003 we had amortization of intangible assets of approximately $145,000 which we did not have in the current year.

For the year ended December 31, 2004, interest and other income was $246,792 as compared to $11,324 for the year ended December 31, 2003. The increase of $235,468 is a result of an increase in cash balances and a gain on sale of short-term investments.

Net loss for the year ended December 31, 2004, was $5,896,031 as compared to $5,960,907 for the year ended December 31, 2003. This decrease in net loss is attributable primarily to losses in 2003 on the disposition of intangible assets as a result of our sale of our remaining rights to CT-3 to Indevus Pharmaceuticals, Inc. of $1,213,878 as well as an impairment of intangible assets of $1,248,230 as a result of a decision by Bausch & Lomb not to pursue the Avantix cataract removal technology. This decrease in net loss is partially offset by an increase in research and development expenses of $2,428,951 and an increase in general and administrative expenses of $203,749. These expense increases are partially offset by an increase in interest and other income of $235,468.

Preferred stock dividends of $585,799 increased loss per common share for the year ended December 31, 2004 by $0.02. There were no preferred stock dividend requirements in 2003.

Liquidity and Capital Resources

From inception to June 30, 2005, we incurred a deficit during the development stage of $28,993,575 primarily as a result of losses, and we expect to continue to incur additional losses and negative cash flows from operating activities through at least June 30, 2006 and for the foreseeable future. The acquisition of Tarpan will increase these losses. These losses have been incurred through a combination of research and development activities related to the various technologies under our control and expenses supporting those activities.

We have financed our operations since inception primarily through equity financing and our licensing and sale of residual royalty rights of CT-3 to Indevus. During the six months ended June 30, 2005, we had a net decrease in cash and cash equivalents of $15,792. This decrease resulted from net cash used in operating activities of $2,757,519, net cash provided by investing activities of $2,979,732 and net cash used in financing activities of $238,005. Total liquid resources including short term investments as of June 30, 2005 were $2,395,717 compared to $5,419,872 at December 31, 2004. In addition, during the six months ended June 30, 2005, we accrued a preferred stock dividend of $251,401.

Our current liabilities as of June 30, 2005 were $1,451,035 compared to $1,195,705 at December 31, 2004, an increase of $255,330. The increase was primarily due to an increase in expenditures associated with the commencement of our Phase I clinical trial for our Oleoyl-estrone product candidate and a payable to related parties as a result of the Tarpan acquisition. As of June 30, 2005, we had working capital of $961,694 compared to $4,264,293 at December 31, 2004.

Our available working capital and capital requirements will depend upon numerous factors, including progress of our research and development programs, our progress in and the cost of ongoing and planned pre-clinical and clinical testing, the timing and cost of obtaining regulatory approvals, the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in our existing collaborative and licensing relationships, the resources that we devote to developing manufacturing and commercializing capabilities, the status of our competitors, our ability to establish collaborative arrangements with other organizations and our need to purchase additional capital equipment.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, other collaborative agreements, strategic alliances, and our ability to realize the full potential of our technology in development. Such additional funds may not become available on acceptable terms and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through June 30, 2005, a significant portion of our financing has been through private placements of common stock and warrants. Unless our operations generate significant revenues and cash flows from operating activities, we will continue to fund operations from cash on hand and through the similar sources of capital previously described. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. Management believes that we will continue to incur net losses and negative cash flows from operating activities for the foreseeable future.

We recently completed a private placement offering of units consisting of shares of our common stock and warrants to purchase additional shares of common stock. The private placement was completed in two separate closings held on August 26, 2005 and August 30, 2005. In the August 26 closing, we sold a total of 10,808,971 shares of common stock and five-year warrants to purchase 2,161,767 shares for total gross proceeds of approximately $12 million. The warrants issued at the August 26 closing are exercisable at a price of $1.44 per share. On August 30, 2005, we closed on the sale of an additional 1,108,709 shares of common stock and warrants to purchase 221,741 common shares, which resulted in gross proceeds of approximately $1.28 million. The warrants issued in connection with the August 30 closing are exercisable at a price of $1.49 per share. Accordingly, the total gross proceeds resulting from the private placement was $13.27 million, before deducting selling commissions and expenses.

We engaged Paramount BioCapital, Inc. as placement agent and paid total cash commissions of $836,360, of which $121,625 was paid to certain selected dealers engaged by Paramount in connection with the private placement and issued five-year warrants to purchase an aggregate of 538,191 shares of common stock exercisable at a price of $1.44 per share, of which Paramount received warrants to purchase 459,932 common shares. In connection with the August 30 closing, we paid cash commissions to Paramount of $88,550 and issued an additional five-year warrant to purchase 55,000 common shares at a price of $1.49 per share. After deduction of these selling commissions and expenses, we realized aggregate net proceeds from our August 2005 private placement of approximately $12.2 million.

As a result of this offering, we expect that our current cash position is sufficient to fund our operations, including the development of our three product candidates, through late 2006.

Research And Development Projects

Oleoyl-estrone. In January 2005, the United States Food and Drug Administration (FDA) accepted our filed Investigational New Drug Application (IND) for the human clinical testing of oleoyl estrone. This IND allowance was granted on the preclinical chemistry, manufacturing, and safety data submitted to the FDA by the Company.

In February 2005, we began dosing patients in our first Phase I trial in Basel, Switzerland to evaluate the safety and tolerability of defined doses of orally administered oleoyl-estrone in obese adults, in accordance with FDA guidelines after obtaining formal approval from the Swiss medical regulatory authority, Swissmedic. The objective of this human Phase I dose-escalation study was to determine the pharmacokinetic profile of oleoyl-estrone, as well as its safety and tolerability in obese adult volunteers of both genders. The study was completed in two parts, Phase Ia and Phase Ib. In May 2005, we concluded Phase Ia, in which 36 obese volunteers received a single dose of either OE or a placebo, in a dose escalating manner. The Phase Ib trial was a 7-day repeat-dose, dose escalation trial that evaluated 24 obese volunteers in four cohorts, randomized 2 to 1, active to placebo. Both Phase Ia and Phase Ib have been completed. Results from both studies will also be used, in conjunction with extensive preclinical work, to establish the protocol and obtain approval from the FDA to begin Phase II clinical trials. The Phase Ia trial was conducted under the IND accepted by the FDA in January 2005. Under our license agreement with Oleoyl-Estrone Developments, we made a $250,000 milestone payment upon the treatment of the first patient in the Phase I trial.

To date, we have incurred $5,735,870 of project costs related to our development of oleoyl-estrone, of which $1,750,376 and $462,305 was incurred in the first six months of 2005 and 2004, respectively. Currently, we anticipate that we will need to expend approximately an additional $1,500,000 to $2,500,000 in development costs in fiscal 2005. Since oleoyl-estrone is regarded by the FDA as a new entity, it is not realistic to predict the size and the design of the study at this time.

We do not have sufficient capital to fund our anticipated 2005 R&D expenditures relating to oleoyl-estrone in their entirety. We will need to raise additional capital from debt financings or by selling shares of our capital stock in order to complete the anticipated five or six year development program for the product. If we are unable to raise such additional capital, we may have to sublicense our rights to oleoyl-estrone to a third party as a means of continuing development, or though less likely, we may be required to abandon further development efforts altogether, either of which would have a material adverse effect on the prospects of our business.

In addition to raising additional capital, whether we are successful in developing oleoyl-estrone is dependent on numerous other factors, including unforeseen safety issues, lack of effectiveness, significant unforeseen delays in the clinical trial and regulatory approval process, both of which could be extremely costly, and inability to monitor patients adequately before and after treatments. Additional risks and uncertainties are also described in this prospectus under the discussion entitled "Risk Factor."  The existence of any of these factors could increase our development costs or make successful completion of development impractical, which would have a material adverse affect on the prospects of our business.

Lingual Spray Propofol.  We are currently working with NovaDel to develop, manufacture and commercialize a propofol lingual spray. In July 2004, we released the results of the first human trial for our proprietary lingual spray formulation of propofol. In January 2005, the FDA accepted our IND for the initiation of the human clinical trials in the United States required for FDA approval of Propofol Lingual Spray (Propofol LS). We continue to pursue FDA approval of Propofol LS under 505b2 regulatory pathway. Section 505b2 of the U.S. Food, Drug & Cosmetic Act allows the FDA to approve a drug on the basis of existing data in the scientific literature or data used by the FDA in the approval of other drugs. Accordingly, the FDA has indicated to us that we will be able to utilize Section 505b2 to proceed directly to a pivotal Phase III trial for lingual spray propofol following completion of Phase I trials. We are actively planning the next steps of the clinical development process for Propofol LS, meeting with scientific advisors and Novadel regarding formulation, reviewing existing data, developing trial design, and evaluating plans to re-enter the clinic.

To date, we have incurred $2,787,839 of project costs related to our development of propofol lingual spray, of which $170,899 and $797,198 was incurred during the first six months of 2005 and 2004, respectively. Currently, we anticipate that we will need to expend approximately an additional $1,000,000 to $1,500,000 in development costs in fiscal 2005 and at least an aggregate of approximately $3,000,000 to $5,000,000 until we receive FDA approval for propofol, should we opt to continue development until then, including anticipated 2005 costs. As with our development of oleoyl-estrone, we do not have sufficient capital to fund our development activities of propofol lingual spray in their entirety during 2005. Since our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product beyond 2005. We expect to raise such additional capital through debt financings or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to sublicense our rights to propofol lingual spray or abandon our development efforts altogether, either of which would have a material adverse effect on the prospects of our business.

PTH (1-34).As of April 1, 2005 and as a result of the expenses we absorbed from Tarpan Therapeutics, Inc. following completion of our acquisition of that Company, we have incurred $307,555 of projects costs related to our development of PTH (1-34), of which $300,000 was incurred in the first six months of 2004. Currently, we anticipate that we will need to expend approximately an additional $1,000,000 to $1,500,000 in development costs in fiscal 2005. We are working toward a meeting with the FDA to run our development plan for PTH (1-34). In light of the information available from the development of FORTEO® (which contains recombinant human parathyroid hormone (1-34), [rhPTH(1-34)]) and in the absence of the meeting with the FDA, we are not able to realistically predict the size and the design of the study at this time. As with the development of our other product candidates, we do not have sufficient capital to fund our development activities of PTH (1-34) in their entirety during 2005. FORTEO® is registered trademark of Eli Lilly and Company.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Critical Accounting Policies

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in management’s discussion and analysis of financial condition and results of operations. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the company’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Research and development expenses

Research and development expenses are expensed as incurred.

Stock-based Compensation

Options, warrants and stock awards issued to non-employees and consultants are recorded at their fair value as determined in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” and EITF No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and recognized as expense over the related vesting period.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends SFAS Statement No. 123 and will be effective for small business issuers for interim or annual periods beginning after December 15, 2005. The new standard will require us to expense employee stock options and other share-based payments over the vesting period. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations.

BUSINESS

Overview

We are engaged in the business of developing and commercializing biomedical and pharmaceutical technologies. We aim to acquire proprietary rights to these technologies by licensing or otherwise acquiring an ownership interest, funding their research and development and eventually bringing the technologies to market. We do not have any drugs or other products available for sale, but we are currently researching and developing three biomedical technologies:

•	Oleoyl-estrone, an orally administered hormone attached to a fatty-acid that has been shown to cause significant weight loss in preclinical animal studies regardless of dietary modifications;

•	Lingual spray propofol, a proprietary lingual spray technology to deliver propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures; and

•	PTH(1-34), a peptide believed to be a regulator of epidermal cell growth and differentiation currently under development as a topical treatment for psoriasis and additional dermatological indications.

Although we are primarily focused on developing these technologies, we continue to seek to acquire proprietary rights to other biomedical and pharmaceutical technologies, by licensing or acquiring an ownership interest, funding their research and development and bringing the technologies to market.

We were incorporated originally under the name “Atlantic Pharmaceuticals, Inc.” and in March 2000, we changed our name to “Atlantic Technology Ventures, Inc.” On February 21, 2003, we completed a “reverse” acquisition of privately-held Manhattan Research Development, Inc. (formerly known as Manhattan Pharmaceuticals, Inc.), a Delaware corporation. To effect this transaction, Manhattan Pharmaceuticals Acquisition Corp., a wholly-owned subsidiary of Atlantic Technology Ventures, merged with and into Manhattan Research Development, with Manhattan Research Development surviving as a wholly owned subsidiary of Atlantic Technology Ventures. In accordance with the terms of the merger, the outstanding shares of common stock of Manhattan Research Development automatically converted into an aggregate of approximately 80 percent of the outstanding common stock of Atlantic Technology Ventures (after giving effect to the transaction). While in connection with the merger, Atlantic Technology Ventures changed its name to “Manhattan Pharmaceuticals, Inc.”, for accounting purposes, Manhattan Research Development was treated as the acquiring company. Accordingly, when we refer to our business or financial information for periods prior to the merger, we are referring to the business and financial information of Manhattan Research Development, unless the context indicates otherwise.

Oleoyl-estrone

We acquired the rights to develop and commercialize oleoyl-estrone, a hormone modified by an attachment to a fatty acid, pursuant to a February 2002 license agreement with Oleoylestrone Development, SL., a Spanish corporation. Oleoyl-estrone is an orally administered small molecule that has been shown to cause significant weight loss in preclinical animal studies regardless of dietary modifications. We believe that oleoyl-estrone causes weight loss in two ways. First, the scientific community believes that weight loss is regulated by a part of the hypothalamus, located in the brain, called the ponderostat. It is believed that the ponderostat regulates the body’s weight in a manner similar to the way in which a thermostat regulates a room’s temperature. Preclinical studies suggest that oleoyl-estrone resets the ponderostat, telling the body that a lower weight is normal. We believe that this signal then decreases appetite, which leads to weight loss that may be maintained even after oleoyl-estrone treatment is discontinued. Second, fat cells that have been treated with oleoyl-estrone appear to shrink in size, indicating a local effect of oleoyl-estrone acting directly on cells. The apparent dual effect of oleoyl-estrone leads us to believe that the drug has the potential to cause weight loss in a variety of obese and overweight patients.

Oleoyl-estrone was initially developed by researchers at the University of Barcelona (“UB”) in Spain. Through a decade of research, scientists of the Nitrogen-Obesity Research Group at UB noted that hormones that effect metabolism play a significant role in body weight regulation. At the same time, the obesity research community suggested that weight is regulated by the ponderostat, a central mechanism in the hypothalamus of the brain believed to set the point of ideal weight. Researchers at UB believe that a hormone controls the ponderostat, raising or lowering body weight by changing the central set point for the entire body.

After examining the available work related to estrogens, changes in body weight and body fat percentage (such as during pregnancy), researchers at UB noted that the estrogen-like hormone, estrone, was elevated in the blood of both obese men and women. Initially thought to be a simple estrogen, UB researchers noticed that although estrone levels were elevated, very few obese men manifest the effects of elevated estrogen levels. Further testing revealed that oleoyl-estrone was the main form of estrone that existed in obese patients. The researchers suggested that when cells become filled with fat they produce oleoyl-estrone, signaling the brain to lose weight. They further suggested that fat cells in obese people do not produce sufficiently high levels of oleoyl-estrone to signal the ponderostat to suppress appetite and cause weight loss. Based on this concept, investigators at UB believed that they could induce weight loss by increasing levels of oleoyl-estrone in obese individuals. When oleoyl-estrone was given to rats, the rats lost weight in a dose-dependent manner, supporting the idea that oleoyl-estrone is a primary weight loss signal produced by fat cells. At the doses employed, no side effects were observed in the rats and, in female rats, uterine size remained unchanged, indicating that oleoyl-estrone did not act as an estrogen.

In January 2005, the FDA accepted our filed IND for the human clinical testing of oleoyl-estrone. In February 2005, we began dosing patients in our first Phase I trial in Basel, Switzerland to evaluate the safety and tolerability of defined doses of orally administered oleoyl-estrone in obese adults, in accordance with FDA guidelines after obtaining formal approval from the Swiss medical regulatory authority, Swissmedic. The objective of this human Phase I dose-escalation study was to determine the pharmacokinetic profile of oleoyl-estrone, as well as its safety and tolerability in obese adult volunteers of both genders. The study was completed in two parts, Phase Ia and Phase Ib. In May 2005, we concluded Phase Ia, in which 36 obese volunteers received a single dose of either OE or a placebo, in a dose escalating manner. The Phase Ib trial was a 7-day repeat-dose, dose escalation trial that evaluated 24 obese volunteers in four cohorts, randomized 2 to 1, active to placebo. Both Phase Ia and Phase Ib have been completed. Results from both studies will also be used, in conjunction with extensive preclinical work, to establish the protocol and obtain approval from the FDA to begin Phase II clinical trials. The Phase Ia trial was being conducted under the IND accepted by the FDA in January 2005. Under our license agreement with Oleoyl-Estrone Developments, we made a $250,000 milestone payment upon the treatment of the first patient in the Phase I trial.

Lingual Spray Propofol

On April 4, 2003, we entered into a License and Development Agreement (the “Propofol License”) with NovaDel Pharma Inc. (“NovaDel”) for the worldwide, exclusive rights to NovaDel’s proprietary lingual spray technology to deliver propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures.

Propofol is currently delivered in an oily emulsion for intravenous infusion for induction and maintenance of general anesthesia or “monitored anesthesia care” in operating rooms, or deep sedation in intensive care units. Propofol has previously not been available for dosing via a convenient route of administration for office-based and other ambulatory uses. Accordingly, we have filed a patent application for this new method of use. Other patent applications are being prepared related to our non-oily, novel formulation.

We believe that delivering propofol via this proprietary delivery system provides many advantages over currently formulated sedatives. In addition to the convenience and ease of administration, we believe the lingual spray route will eliminate delayed onset and poor coordination of timing associated with administering oral sedatives, and allow for rapid clinical responses typical of intravenous delivery (i.e., less than 5 minutes). Lingual spray propofol is intended to allow patients to tolerate unpleasant procedures, by relieving anxiety and producing a pleasant, short-term amnesia. Particularly in children and adults unable to cooperate, mild sedation expedites the conduct of numerous ambulatory procedures that are not particularly painful, but which require the patient to remain still for the best technical result.

Novadel’s delivery systems (both patented and patent-pending) are lingual sprays, enabling drug absorption through the oral mucosa and more rapid absorption into the bloodstream than presently available oral delivery systems. NovaDel refers to its delivery system as Immediate-Immediate Release (I2RTM) because its delivery system is designed to provide therapeutic benefits within minutes of administration. We are working with NovaDel to develop, manufacture and commercialize the licensed product, having jointly announced commencement of a development program for lingual spray propofol in June 2003.

In July 2004, we released the results of the first human trial for our proprietary lingual spray formulation of propofol. The study, which took place in the United Kingdom, was a single-center, randomized, double-blind, placebo-controlled dose-escalating study of propofol lingual spray in twelve healthy adult volunteers. The primary objectives were to compare the safety and tolerability of three dose levels of the propofol spray to a single intravenous bolus low dose of propofol, as well as to determine the respective pharmacokinetic profiles and relative bioavailability of the three escalating doses.

No serious adverse events, nor dose-dependent changes in vital signs, occurred in any group. The mean time to maximum blood concentration of propofol following spray was approximately 30 min across all doses. Propofol was detectable in blood as early as 4 minutes following spray administration. The mean maximum blood concentrations plateaued at the highest of the three doses tested, and the mean bioavailability of the current spray formulation was up to 18% of that of the intravenous formulation.

In January 2005, the FDA accepted our IND for the initiation of the human clinical trials in the United States required for FDA approval of Propofol Lingual Spray. We continue to pursue FDA approval of Propofol LS under 505b2 regulatory pathway. Section 505b2 of the U.S. Food, Drug & Cosmetic Act allows the FDA to approve a drug on the basis of existing data in the scientific literature or data used by the FDA in the approval of other drugs. Accordingly, the FDA has indicated to us that we will be able to utilize Section 505b2 to proceed directly to a pivotal Phase III trial for lingual spray propofol following completion of Phase I trials. We are actively planning the next steps of the clinical development process for Propofol LS, meeting with scientific advisors and Novadel regarding formulation, reviewing existing data, developing trial design, and evaluating plans to re-enter the clinic. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Research and Development Projects - Lingual Spray Propofol.

Although we have the sole right and obligation to develop and commercialize lingual spray propofol on a worldwide basis, NovaDel has undertaken to perform certain development activities on our behalf. NovaDel’s responsibilities include formulation development, formulation stability testing, formulation analytic method development and testing and manufacture of clinical trial material for the pre-clinical and early clinical development. We will oversee pre-clinical testing, as necessary, and have responsibility for overall product development and product management. In addition, we will design and oversee clinical trials and be responsible for regulatory filings and meetings. The license agreement provides that these development activities are to be performed under the supervision of a development committee, which is comprised of an equal number of appointees of us and NovaDel. Within 30 days of the end of each calendar quarter in which any agreed-upon development activities are to be performed, each of us and NovaDel are to provide a written progress report to the development committee, which should describe the activities that have been performed and evaluate the work performed in relation to the goals of the development plan and budget. Currently, a proprietary formulation has been prepared and is undergoing one, two, three and six month stability tests, as well as specification analysis. The NovaDel license agreement also provides that NovaDel will manufacture and supply us with lingual spray propofol for use in clinical development and for commercial purposes pursuant to a manufacturing agreement to be entered into between us and NovaDel.

PTH(1-34)

On April 1, 2005, through our acquisition of Tarpan Therapeutics, Inc., we acquired the rights to a third biomedical technology currently under development. PTH(1-34) is a peptide believed to be a regulator of epidermal cell growth and differentiation currently under development as a topical treatment for psoriasis and additional dermatological indications.

In August 2003, researchers, led by Michael Holick, MD, PhD, Professor of Medicine, Physiology, and Biophysics at Boston University Medical Center, reported positive results from a US Phase I and II clinical trial evaluating the safety and efficacy of PTH (1-34) as a topical treatment for psoriasis. This double-blinded, controlled trial in 15 patients comparing PTH (1-34) formulated in the Novasome® Technology versus the Novasome® vehicle alone showed PTH (1-34) to be a potentially safe and effective treatment for plaque psoriasis. Following 8 weeks of treatment, the application of PTH (1-34) resulted in complete clearing of the treated lesion in 60% of patients and partial clearing in 85% of patients. Additionally, there was a statistically significant improvement in the global severity score. Ten patients continued into an open label extension study in which the Psoriasis Area and Severity Index (PASI) was measured; PASI improvement across all 10 patients achieved statistically significant improvement compared to baseline. No patients experienced any significant adverse events.

Due to the high response rate seen in psoriasis patients in the initial trial PTH (1-34) may have an important clinical advantage over current topical psoriasis treatments. We intend to initiate additional clinical activities with PTH (1-34) in late 2005 or early 2006. Through the transaction with Tarpan, Manhattan obtains rights to issued and pending patents for all topical uses of PTH (1-34) as well as access to the Novasome® technology and patents for these applications. Novasome® is a registered trademark of IGI, Inc., Buena Park, NJ.

Market and Competition

According to estimates, the market for prescription anti-obesity drugs is approximately $10 billion, or equal to that of diabetes. It is estimated that 61 percent of Americans are overweight and that 26 percent are obese. According to the National Institute of Health’s estimate, direct costs for the treatment of obesity in 1988 were in excess of $45 billion and accounted for nearly 8 percent of the total national cost of health care in the United States. By 1999, direct costs for the treatment of obesity had reached $102.2 billion dollars. Meridia® and Xenical®, two currently approved anti-obesity medications, together accounted for approximately $800 million in sales in 2001. We believe that the disease currently lacks a treatment that is safe and effective for most patient groups, and that oleoyl-estrone has the potential to meet the needs of this market.

Competition in the pharmaceutical industry, and the anti-obesity drug market in particular, is intensely competitive. In addition to Abbott Laboratories, Inc. and Roche Holdings AG, the makers of Meridia® and Xenical,® respectively, some of the largest drug companies in the world have anti-obesity drugs currently in development, including GlaxoSmithKline PLC, Johnson & Johnson, Inc., Bristol-Myers Squibb Company, Regeneron Pharmaceutical, Inc., Phytopharm, PLC, Amgen, Inc. These companies are all substantially larger and more established than we are and have significantly greater financial and other resources than we do.

To date, Midazolam (now a generic), which is delivered both intravenously and orally, has dominated the pre-procedural sedation market, posting sales of $536 million in 1999. However, serious adverse events are reported in midazolam’s package insert, including respiratory depression, airway obstruction, oxygen desaturation, apnea and even respiratory arrest. In contrast, at the doses being developed by us, we believe that Propofol Lingual Spray may offer a safer, noninvasively administered alternative to midazolam. Propofol’s rapid onset profile will allow clinicians to more accurately time its peak effects during procedures, as well as to determine the precise concentration needed for desired levels of sedation.

The efficacy and safety profile of PTH (1-34) will potentially make it an attractive alternative to existing topical treatments, photo therapies and systemic treatments such as methotrexate and biologics for the treatment of psoriasis. We intend to achieve market share as a monotherapy at the expense of existing and established products to be used in combination with currently available therapies. Some of PTH (1-34)’s competitors would include, but are not limited to over-the-counter, or “OTC,” and prescription topical treatments, Dovonex, phototherapies, laser treatment, methotrexate, cyclosporine, Johnson & Johnson (Remicade), Amgen (Enbrel), BiogenIdec (Amevive) and Genentech (Raptiva).

Topical treatments include numerous OTC ointments that help to reduce inflammation, soothe skin and enhance the efficacy of other therapies. Additionally, steroids are prescribed as an adjunct therapy for pain and anti-inflammation. One of the most frequently prescribed topical treatments is Calcipotriene (Dovonex), which is an active vitamin D3 analogue. Approximately 60% of patients show some response to Dovonex in the first few months of treatment, however, 60% of these become resistant to treatment in 6-12 months. Dovonex achieved $700 million in sales in its first two years after launch but sales have now declined to $130 million due to high incidence of resistance.

There are two main types of phototherapy, Ultra-violet A, or “UVA” and Ultra-violet B, or “UVB.” UVA penetrates deeper into the skin but requires the use of photo-sensitizing agent and carries a higher risk of skin cancer. UVB, on the other hand, is 1,000 times more powerful than UVA in producing sunburn. UV treatments are often combined with other treatments such as topicals and methotrexate. Phototherapy treatments have been shown to clear the disease and induce remission but they require frequent doctor visits, making treatment expensive and inconvenient.

Systemic treatments are generally reserved for severe patients due to their harsh side effect profiles. The most effective systemic treatments are methotrexate and cyclosponine. Methotrexate is a classical antifolate commonly used for the treatment of widespread plaque psoriasis the psoriatic arthritis and other autoimmune diseases. The low cost and effectiveness of methotrexate is counter balanced by the significant risk of liver and kidney toxicity and inability to be used by pregnant women. Cyclosporine inhibits Nuclear Factor of Activated T-Cells (NFAT), which requires the transcription of cytokines and the immune response. It is only indicated in patients who have failed prior systemic therapies and carries the risk of impaired renal function and severe immunosuppression. Unlike methotrexate, cyclosporine is relatively expensive and costs over $6,000 per year.

Biologics are likely to play a large role in the treatment of patients with moderate to severe psoriasis but due to their high cost, use will likely be limited to patients that have failed all other treatments or have experienced intolerable side effects or toxicity with other therapies. Therefore the market will likely be limited to the patient population that can no longer be treated with methotrexate or cyclosporine. Amgen’s TNF-a inhibitor, Enbrel, recently received marketing approval for psoriasis and is expected to have strong sales due to physician familiarity and efficacy data. However, Enbrel has been shown to cause serious infections and sepsis. Genentech and Serono’s Raptiva received FDA approval in 2003 for the treatment of chronic moderate to severe plaque psoriasis in adults. Raptive is a humanized nonoclonal antibody that binds to CD11a, which leads to the inhibition of T-cell activation and migration to sites of inflammation. Clinical trials showed Raptive to have a fast onset of action and to be relatively effective, however, the companies are required to conduct post market safety and efficacy studies. There are other biologics that are either approved or in clinical studies for psoriasis, including BiogenIdec’s Amevive and Johnson & Johnson’s Remicade. Use of many of these will be limited by their side effect profiles, cost and method of delivery.

Intellectual Property and License Agreements

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and elsewhere in the world.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all employees, consultants, advisors and other contractors to enter into confidentiality agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Oleoyl-estrone License Agreement. We currently have worldwide, exclusive license rights to the U.S. and foreign patents and patent applications regarding oleoyl-estrone and its use for the treatment of human disease:

1.     US Patent No. 5,798,348 entitled “Fatty-acid monesters of estrogens for the treatment of obesity and/or overweight.” M. Alemany, Inventor. Application filed, October 30, 1996. Patent issued August 25, 1998. This patent expires on October 30, 2016.

2.     European Patent No. 771.817 entitled “Oleate monoesters of estrogens for the treatment of obesity and/or overweight.” M. Alemany, Inventor. Application filed, October 28, 1996. Patent issued March 26, 2003. This patent expires on October 28, 2016.

3.     Spanish Patent Application No. ES 200100785 entitled “Fatty-acid monoesters of estrogens acting as anti-diabetic and hypolipidemia agents.” M. Alemany Lamana, Francisco Javier Remesar Betiloch, and Jose Antonio Fernandez Lopez, Inventors. Application filed March 28, 2001, European Patent Application No. EP1380300A1, filed March 25, 2002, and Canadian Patent Application No. 2441890, filed March 25, 2002.

The U.S. and European patents have numerous, detailed, and specific claims for both the composition of oleoyl-estrone, and its method of use for weight loss. Our rights to these patents are subject to the terms of a February 2002 license agreement between us and Oleoylestrone Developments. The license agreement provides us with an exclusive, worldwide right to the intellectual property covered by the license agreement, including the right to grant sublicenses. Our success in developing oleoyl-estrone depends on our ability to maintain and enforce the patents relating to oleoyl-estrone.

In consideration for the license, we paid an initial license fee of $175,000. The license agreement provides for further cash payments of $9,250,000 in the aggregate, payable as follows: $250,000 payable upon treatment of the first patient in a Phase I clinical trial under an IND sponsored by us; $250,000 upon treatment of the first patient in a Phase II clinical trial; $750,000 upon the first successful completion of a Phase II clinical trial; $2,000,000 upon the first successful completion of a Phase III clinical trial; and $6,000,000 upon the first final approval of a New Drug Application (“NDA”) for oleoyl-estrone by the FDA. The license agreement does not require us to make any royalty payments.

Subject to earlier termination as described below, the term of the license expires on the last to expire patent right licensed under the agreement, which is currently October 2016. Oleoylestrone Developments has the right to terminate the license agreement sooner, subject to certain requirements to provide us advance notice, in the event we become bankrupt or similar proceedings are initiated, fail to make the required milestone payments required under the agreement or otherwise materially breach the license agreement. We have the right to terminate the license agreement for any reason upon written notice.

Propofol LS License Agreement. Pursuant to the NovaDel license agreement, we have an exclusive, worldwide license to NovaDel’s proprietary lingual spray technology to deliver propofol for pre-procedural sedation prior to diagnostic, therapeutic or endoscopic procedures. Our rights under the NovaDel License include license rights to the following patents held by NovaDel:

1.     U.S. Patent No. 5,955,098, entitled “Buccal Non Polar Spray or Capsule.” H.A. Dugger, III, Inventor. Application filed April 12, 1996. Patent issued September 21, 1999. This patent expires April 12, 2016.

2.     U.S. Patent No. 6,110,486, entitled “Buccal Polar Spray or Capsule.” H.A. Dugger, III, Inventor. Application filed November 25, 1998. Patent issued August 29, 2000. This patent expires April 12, 2016.

3.     European Patent No. 0904055 entitled “Buccal, Non-Polar Spray or Capsule.” H.A. Dugger, III, Inventor. Application filed, February 21, 1997. Patent issued April 16, 2003. This patent expires February 21, 2017.

4.     U.S. Patent Application No. 10/834815 entitled “Buccal, Polar and Non-Polar Sprays Containing Propofol.” H.A. Dugger and M.A. El-Shafy, Inventors. Application filed April 27, 2004.

These issued patents have numerous, detailed, and specific claims relating to the formulation for lingual spray applications and their method of use. We have the right to use the technology in connection with one application - delivering propofol. Our success in developing lingual spray propofol depends substantially on the maintenance and enforcement of NovaDel’s patents covering its proprietary spray technology. In consideration for our rights under the NovaDel license agreement, we paid NovaDel an initial license fee of $500,000 and an additional $500,000 upon the completion of our $10 million private placement of Series A Convertible Preferred Stock in November 2003. In addition, the license agreement requires us to make certain milestone payments as follows: $1,000,000 payable following the date that the first IND for lingual spray propofol is accepted for review by the FDA; $1,000,000 following the date that the first European Marketing Application is accepted for review by any European Union country; $2,000,000 following the date when the first filed NDA for lingual spray propofol is approved by the FDA; $2,000,000 following the date when the first filed European Marketing Application for lingual spray propofol is approved by a European Union country; $1,000,000 following the date on which an application for commercial approval of lingual spray propofol is approved by the appropriate regulatory authority in each of Australia, Canada, Japan and South Africa; and $50,000 following the date on which an application for commercial approval for lingual spray propofol is approved in any other country (other than the U.S. or a member of the European Union). In addition, we are obligated to pay NovaDel an annual royalty based on a fixed rate of net sales of licensed products, or if greater, the annual royalty is based on our net profits from the sale of licensed products at a rate that is twice the net sales rate.

Subject to certain requirements to provide us with notice and an opportunity to cure, NovaDel may terminate the license agreement in the event we (1) become subject to a bankruptcy or similar proceeding that is not dismissed within 60 days, (2) default in our obligation to make a required payment under the license agreement, or (3) otherwise materially breach the license agreement. The license agreement also provided that NovaDel could terminate the license agreement in the event we did not raise $5 million in financing on or before March 31, 2004; however, we satisfied that condition in November 2003 in connection with the $10 million private placement of our Series A Convertible Preferred Stock. We may terminate the license agreement for any reason upon 90 days’ notice to NovaDel.

PTH (1-34) License Agreement. We currently have worldwide, exclusive license rights for all topical uses of PTH(1-34) for the treatment of hyperproliferative skin disorders including psoriasis.

1.     PTH (1-34): In April 2004, Tarpan entered into an exclusive worldwide royalty bearing License Agreement with IGI, Inc., for the rights to the intellectual property and know-how relating to all topical uses of PTH (1-34). The topical application of PTH (1-34) for the treatment of hyperproliferative skin disorders (including psoriasis) is protected by US patents 5,527,772, 5,840,690, and 6,066,618 and European Patent Specification PCT/US88/03639.

2.     Novasome Delivery Technology: In April 2004, Tarpan entered into a non-exclusive, non-royalty bearing, world-wide License Agreement with IGI Inc., for the rights to use the Novosome delivery technology for the development, commercialization and sale of PTH (1-34). IGI will supply product utilizing the Novasome Technology at IGI’s cost.

Manufacturing

We do not have any manufacturing capabilities. We have been in contact with several contract “Good Manufacturing Process” (GMP) manufacturers for the supply of oleoyl-estrone, lingual spray propofol, and PTH(1-34) that will be necessary to conduct Phase I and Phase II human clinical trials. A method has been identified for synthesizing oleoyl-estrone, and can be done through simple reactions that produce the substance at above 99 percent purity. We believe that the production of oleoyl-estrone will involve one contract manufacturer for clinical trials. In addition, we will be outsourcing the manufacture of lingual spray propofol and PTH(1-34) as well.

Government Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process.    None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies,

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin,

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication,

•	submission to the FDA of an NDA,

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs,” and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the Company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. We cannot be sure that any of our drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505b2 of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or data used by FDA in the approval of other drugs. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured, and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before we can market our product candidates for additional indications, we must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. We cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements.    Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Orphan Drug.  The FDA may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. If the FDA grants orphan drug designation, which it may not, the identity of the therapeutic agent and its potential orphan use are publicly disclosed by the FDA. Orphan drug designation does not convey an advantage in, or shorten the duration of, the review and approval process. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the FDA may not approve any other applications to market the same drug for the same indication, except in certain very limited circumstances, for a period of seven years. Orphan drug designation does not prevent competitors from developing or marketing different drugs for that indication.

Non-United States Regulation.  Before our products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all EU members states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Employees

We currently have 7 employees, including 3 persons devoted to research and development and 4 persons in administration and finance, including our senior management.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
Douglas Abel	44	President and Chief Executive Officer and Director
Nicholas J. Rossettos	40	Chief Financial Officer, Chief Operating Officer and Secretary
Neil Herskowitz	48	Director
Malcolm Hoenlein	61	Director
Timothy McInerney	44	Director
Joan Pons	55	Director
Richard I. Steinhart	48	Director
Michael Weiser, M.D., Ph.D.	42	Director

Douglas Abel has been our President and Chief Executive Officer since April 2005, when we completed our acquisition of Tarpan Therapeutics, where Mr. Abel had been President and CEO since November 2004. Prior to joining Tarpan, Mr. Abel served as Vice President of the Dermatology Business Unit at Biogen Idec where he worked from August 2000 to November 2004. While at Biogen, he led the creation of the U.S. dermatology commercial operation, building the team from two to more than 100 employees to support the launch of AMEVIVE®. Before that, Mr. Abel was at Allergan Pharmaceuticals from December 1987 to August of 2000, with his most recent position being Director of BOTOX® Marketing. Mr. Abel received his A.B. in chemistry from Lafayette College and an M.B.A. from Temple University.

Nicholas J. Rossettos has been our Chief Financial Officer and Treasurer since April 2000 and our Chief Operating Officer since February 2003. From February 1999 until joining our company, Mr. Rossettos was Manager of Finance for Centerwatch, a pharmaceutical trade publisher headquartered in Boston, Massachusetts, that is a wholly owned subsidiary of Thomson Corporation of Toronto, Canada. Prior to that, from 1994, he was Director of Finance and Administration for EnviroBusiness, Inc., an environmental and technical management-consulting firm headquartered in Cambridge, Massachusetts. Mr. Rossettos is a certified public accountant and holds an M.S. in Accounting and M.B.A. from Northeastern University.

Neil Herskowitz was appointed to our board of directors in July 2004. Since 1998, Mr. Herskowitz has been a Managing Member of ReGen Partners LLC, an New York investment fund, and is also President of its affiliate, Riverside Claims LLC. Mr. Herskowitz currently serves on the board of directors of Starting Point Services for Children a not-for-profit corporation, and on the board of directors of Vacation Village, a 220-unit development in Sullivan County, New York. Mr. Herskowitz holds a B.B.A. in Finance from Bernard M. Baruch College.

Malcolm Hoenlein was appointed to our board of directors in July 2004. Since January 2001, he has also served as a director of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX). Mr. Hoenlein currently serves as the Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, a position he has held since 1986. He also serves as a director of Bank Leumi. Mr. Hoenlein received his B.A. from Temple University and his M.A. from the University of Pennsylvania.

Timothy McInerney has been a director of our company since July 2004. Since 1992, Mr. McInerney has been a Managing Director of Paramount BioCapital, Inc. where he oversees the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb. He received his B.S. in pharmacy from St. John’s University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems.

Joan Pons has been a director of our company since February 21, 2003, the date of our merger with Manhattan Research Development. Prior to the merger, he served as a director of Manhattan Research Development from 2002. Since 2002, Mr. Pons has served chief executive officer of Oleoyl-Estrone Developments S.L., a spin-off of the University of Barcelona. Pursuant to a January 2002 license agreement, we hold an exclusive worldwide license to several patents and patent applications relating to oleoyl-estrone, which are owned by Oleoyl-Estrone Developments. From 1999 until joining Oleoyl-Estrone Developments, Mr. Pons has served as Director of Franchising of Pans & Company, a fast-food company. From 1972 until 1999, Mr. Pons was employed in various finance and sales capacities by Gallina Blanca Purina S.A., a joint venture between St. Louis, Missouri based Ralston Purina Co. and Spanish based Agrolimen S.A., most recently serving as its National Sales & Marketing Director.

Richard I. Steinhart has been a director of our company since July 2004. Since May 1992, Mr. Steinhart has been principal of Forest Street Capital, a boutique investment banking, venture capital, and management consulting firm. Prior to Forest Street Capital, from May 1991 to May 1992, he was the Vice President and Chief Financial Officer of Emisphere Technologies, Inc., a publicly held biopharmaceutical company that is working to develop and commercialize a proprietary oral drug delivery system. Prior to joining Emisphere Technologies, Mr. Steinhart spent seven years at CW Group, Inc., a venture capital firm focused on medical and healthcare investments, where he was a General Partner and Chief Financial Officer. Mr. Steinhart has previously served as a director of a number of privately-held companies, including ARRIS Pharmaceuticals, Inc., a biotechnology company involved with rational drug design; Membrex, Inc., a laboratory equipment manu-facturing company; and, Photest, Inc., a diagnostics company. He began his career working as a certified public accountant and continues to be a New York State Certified Public Accountant. Mr. Steinhart holds a Bachelors of Business Administration and Masters of Business Administration from Pace University.

Michael Weiser, M.D., Ph.D., has been a director of our company since the completion of our merger transaction with Manhattan Research Development, Inc. in February 2003. He served as a director of Manhattan Research Development since December 2001 and as its Chief Medical Officer from its inception until August 2001. Dr. Weiser is currently also the Director of Research of Paramount BioCapital Asset Management. Dr. Weiser is also a member of Orion Biomedical GP, LLC, and serves on the board of directors of several privately held companies. Dr. Weiser also serves as a director of Chiral Quest, Inc. (OTCBB: CQST)  since February 2003. Dr. Weiser received an M.D. from New York University School of Medicine and a Ph.D. in Molecular Neurobiology from Cornell University Medical College. Dr. Weiser completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience at New York University School of Medicine and performed his post-graduate medical training in the Department of Obstetrics and Gynecology and Primary Care at New York University Medical Center.

There are no family relationships among our executive officers or directors.

Compensation of Executive Officers

The following table sets forth, for the last three fiscal years, the compensation earned for services rendered in all capacities by our chief executive officer and the other highest-paid executive officers serving as such at the end of 2004 whose compensation for that fiscal year was in excess of $100,000. The individuals named in the table will be hereinafter referred to as the “Named Officers.” No other executive officer of Manhattan received compensation in excess of $100,000 during fiscal year 2004.

Summary Compensation Table
		Annual Compensation				Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)		Securities Underlying Options/SARs(#)

Leonard Firestone (1) Chief Executive Officer and President	2004 2003 2002	325,000 250,000 —	73,750 200,000 —	12,300 — —	(3)	600,000 584,060 —	— — —

Nicholas J. Rossettos Chief Operating Officer, Chief Financial Officer, Treasurer & Secretary	2004 2003 2002	150,000 142,788 107,645	22,500 25,000 25,000	7,500 22,397 10,000	(3) (2) (3)	150,000 292,030 55,000	— — —

(1)
Dr. Firestone became chief executive officer of Manhattan Research Development, Inc. in January 2003 and, following the merger with Atlantic Technology Ventures, Inc. on February 21, 2003, he was appointed chief executive officer of the Registrant. The above table reflects Dr. Firestone’s combined compensation received from Manhattan Research Development and our company during fiscal 2003. Dr. Firestone’s employment with the Company ended in January 2005.

(2)	Represents salary deferred from the prior fiscal year and prior to February 24, 2003.
(3)	Represents matching contributions by us pursuant to our company’s 401(k) and SAR-SEP retirement plans.

 Options and Stock Appreciation Rights

The following table contains information concerning the grant of stock options under our stock option plans and otherwise to the executive officers identified below during the 2004 fiscal year. No stock appreciation rights were granted during the 2004 fiscal year.

Option Grants in Last Fiscal Year (Individual Grants)

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date
Dr. Firestone	600,000		36	1.65	1/28/2014

Mr. Rossettos	150,000	(2)	9	1.65	1/28/2014

(1)	Exercise price is based on the closing sale price of our common stock on the last trading day preceding the grant date.
(2)	Two-thirds of the option vested as of January 2005; the remaining one-third vests in January 2006.

Option Exercise and Holdings

The following table provides information with respect to the executive officers named below concerning the exercisability of options during the 2004 fiscal year and unexercisable options held as of the end of the 2004 fiscal year. No stock appreciation rights were exercised during the 2004 fiscal year, and no stock appreciation rights were outstanding at the end of that fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

					Value of Unexercised In-the-
			No. of Securities Underlying		Money Options/SARs at FY-End
	Shares		Unexercised Options/SARs at		(Market price of shares at FY-
	Acquired	Value	FY-End (#)		End less exercise price) ($)(2)
Name	on Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Firestone (3)	—	—	584,060	600,000	379,639	—

Mr. Rossettos	—	—	258,515	258,515	96,160	94,910

(1)	Equal to the fair market value of the purchased shares at the time of the option exercise over the exercise price paid for those shares.
(2)
Based on the fair market value of our common stock on December 30, 2004, the last trading day of fiscal 2004, of $1.05 per share, the closing sale price per share on that date on the OTC Bulletin Board.

(3)	Although the presentation in the above table reflects options exercisable as of the end of fiscal 2004, 600,000 shares subject to an option held by Dr. Firestone became exercisable on January 1, 2005.

Long Term Incentive Plan Awards

No long term incentive plan awards were made to any of our executive officers during the last fiscal year.

Compensation of Directors

Non-employee directors are eligible to participate in an automatic stock option grant program pursuant to the 2003 stock option plan. Non-employee directors are granted an option for 50,000 shares of common stock upon their initial election or appointment to the board and an option for 25,000 shares of common stock annually thereafter. For members of a sub-committee, the annual grant is 30,000 shares and for a Chairman of the Board, the annual grant is 35,000 shares. During 2004 our board members did not receive any cash compensation for their services as directors, although directors are reimbursed for reasonable expenses incurred in connection with attending meetings of the board and of committees of the board.

Employment Agreements

Douglas Abel

We entered into an Employment Agreement with Douglas Abel dated April 1, 2005 whereby Mr. Abel will serve as our President and Chief Executive Officer for a period of three years in exchange for (i) an annual base salary of $300,000, subject to a retroactive increase in the amount of $25,000 in the event we complete a financing transaction of at least $5,000,000, (ii) a signing bonus in the amount of $200,000 payable in two installments of $100,000 in May and November 2005, respectively, (iii) a discretionary performance-based bonus in an amount equal to up to 50% of Mr. Abel’s base salary, and (iv) an option to purchase 2,923,900 shares of our common stock at $1.50 per share with three-year annual vesting, purchasable for a 10-year term. As a result of the private placement that we completed in August 2005 (see “Summary of Offering - Recent Developments”), Mr. Abel’s salary has been increased to $325,000 retroactive to April 1, 2005. The employment agreement contains customary provisions relating to confidentiality, work-product assignment, non-competition and  non-solicitation. In the event Mr. Abel’s employment is terminated during the term of the agreement, we are required to pay a severance payment ranging from between 6 and 12 month of base salary, depending upon the circumstances of such termination

Nicholas J. Rossettos

Mr. Rossettos’ employment with us is pursuant to a January 2005 employment agreement. This agreement has a two-year term ending on January 3, 2007, which may be extended for additional one (1) year periods thereafter. Under the agreement, Mr. Rossettos is entitled to an annual salary of $175,000 in addition to health, disability insurance and other benefits. Pursuant to his employment agreement, on January 3, 2005, Mr. Rossettos was granted an option to purchase an aggregate of 50,000 shares of common stock at a price of $1.00 per share. The option vests in two equal installments on each of January 3, 2006 and January 3, 2007. Mr. Rossettos and his dependents are eligible to receive paid medical and long term disability insurance and such other health benefits as we make available to other senior officers and directors. Mr. Rossettos reports to the Board of Directors of the Company with primary direction being given by the Chief Executive Officer and President.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the our common stock as of September 20, 2005, by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. Inclusion of shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity. Unless otherwise indicated, the address of each of the following persons is 810 Seventh Avenue, 4th Floor, New York, New York 10019.

Name	Shares Beneficially Owned	Percent of Class
Douglas Abel (1)	984,634	1.6
Nicholas J. Rossettos(2)	457,030	*
Michael Weiser(3)	2,371,993	4.0
Joan Pons Gimbert(4)	4,015,371	6.8
Neil Herskowitz (5)	108,675	*
Malcolm Hoenlien (6)	57,003	*
Timothy McInerney (7)	745,784	1.3
Richard I. Steinhart (6)	57,003	*
All directors and officers as a group (8)	8,797,493	14.3
Oleoylestrone Developments, SL(9) Josep Samitier 1-5, Barcelona Science Park 08028 Barcelona Spain	3,957,037	6.7
Lester E. Lipschutz(10) 1650 Arch Street - 22nd Floor Philadelphia, PA 19103	8,918,839	21.9
Lindsay A. Rosenwald(11) 787 Seventh Avenue, 48th Floor New York, NY 10019	3,444,506	5.7

*	Less than 1.0%

(1)
Includes 974,634 shares issuable upon exercise of a portion of an option which vests November 1, 2005, but does not include the remaining 1,949,266 shares issuable upon the exercise of such option, which remaining shares vest in two equal installments of 974,633 shares on each of November 1, 2006 and November 1, 2007.

(2)	Includes 457,030 shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days.

(3)	Includes 60,000 shares issuable upon the exercise of an option, and 103,655 shares issuance upon exercise of a warrant.

(4)	Includes 3,957,037 shares held by Oleoylestrone Developments, SL, of which Mr. Pons is chief executive officer, and 58,334 shares issuable upon the exercise of options.

(5)	Includes 30,337 shares issuable upon exercise of options and 7,500 shares held by Riverside Contracting, LLC, a limited liability company of which Mr. Herskowitz is a member holding 50%.

(6)	Represents shares issuable upon exercise of options.

(7)	Includes 41,667 shares issuable upon exercise of options; and 58,642 shares issuable upon exercise of warrants.

(8)	Includes 1,027,838 shares issuable upon exercise of currently exercisable options, or options that will be exercisable within 60 days, and upon exercise of warrants.

(9)	Mr. Pons Gimbert is the chief executive officer of Oleoylestrone Developments, SL.

(10)
Includes 8,918,839 shares of Common Stock held by separate trusts for the benefit of Dr. Rosenwald or his family with respect to which Mr. Lipschutz is either trustee or investment manager and in either case has investment and voting power. Dr. Rosenwald disclaims beneficial ownership of these shares, except to the extent of the his pecuniary interest therein, if any.

(11)
Includes 80 shares owned by Dr. Rosenwald’s spouse, 33 shares owned by his children, 76 shares held by corporations affiliated by Dr. Rosenwald, and 516,885 shares issuable upon the exercise of warrants. Does not include 8,918,354 shares held by Lester Lipschutz, as trustee of certain trusts established for the benefit of Dr. Rosenwald, as to which Dr. Rosenwald disclaims beneficial ownership, except to the extent of the his pecuniary interest therein, if any.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Oleoylestrone Developments, SL

Pursuant to the terms of a license agreement dated February 15, 2002 by and between Manhattan Research Development, Inc., our wholly owned subsidiary, and Oleoylestrone Developments, SL (“OED”), we have an exclusive, worldwide license to U.S. and foreign patents and patent applications relating to certain technologies. Although we are not obligated to pay royalties to OED, the license agreement requires us to make certain performance-based milestone payments. See “Item 1 - Intellectual Property.” OED currently owns approximately 16 percent of our outstanding common stock. Additionally, Mr. Pons, a member of our board of directors, is chief executive officer of OED.

NovaDel Pharma Inc.

As discussed above, pursuant to the terms of a license agreement dated April 4, 2003 by and between us and NovaDel Pharma Inc., we have the rights to develop NovaDel’s proprietary lingual spray technology to deliver propofol for pre-procedural sedation. The license agreement with NovaDel requires us to make certain license and milestone payments, as well as pay royalties. See “Item 1. Business - Lingual Spray Propofol.” During 2003, we paid aggregate license fees of $500,000 to NovaDel under the license agreement, but during 2004 did not make any payments to NovaDel under the agreement. Lindsay A. Rosenwald, who beneficially owns more than 5 percent of our common stock, also beneficially owns in excess of 20 percent of the common stock of NovaDel and may therefore be deemed to be an affiliate of that company.

Paramount BioCapital, Inc.

Two members of our board of directors, Timothy McInerney and Michael Weiser, are also employees of Paramount BioCapital, Inc. or one of its affiliates. In addition, two former members our board of directors, Joshua Kazam and David Tanen were employed by Paramount BioCapital through August 2004 and were directors of our company until September 2005. The sole shareholder and chairman of Paramount BioCapital, Inc. is Lindsay A. Rosenwald, M.D. Dr. Rosenwald beneficially owns more than 5 percent of our common stock. In November 2003, we paid to Paramount BioCapital approximately $460,000 as commissions earned in consideration for placement agent services rendered in connection with the private placement of our Series A Convertible Preferred Stock, which amount represented 7 percent of the shares sold by Paramount BioCapital in the offering. In connection with the November 2003 private placement, we did not engage Paramount BioCapital directly, but rather Paramount BioCapital was engaged as a sub-agent of Maxim Group, the broker-dealer we engaged for the offering. In addition, in January 2004, we paid approximately $260,000 as commissions earned in consideration for placement agent services rendered by Paramount BioCapital in connection with a private placement of our common stock, which amount represented 7 percent of the shares sold by Paramount BioCapital in the private placement. The engagement of Paramount BioCapital in connection with the January 2004 private placement was approved by all of our disinterested directors. In connection with both private placements and as a result of their employment with Paramount BioCapital, Mr. Kazam, Mr. McInerney and Dr. Weiser were allocated 5-year placement agent warrants to purchase 60,174, 58,642 and 103,655 shares of our common stock, respectively, at a price of $1.10 per share.

Paramount also served as our placement agent in connection with our August 2005 private placement. See “Summary of Offering - Recent Developments - 2005 Private Placement.”

Acquisition of Tarpan Therapeutics, Inc.

On April 1, 2005, we completed the acquisition of Tarpan Therapeutics, Inc., a private-held biotechnology company that owns the rights to develop PTH (1-34), in a merger transaction. Several of Tarpan’s former stockholders are directors or significant stockholders of the Company. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of Tarpan’s common stock and beneficially own approximately 26 percent our common stock. In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom were members of the Company’s board of directors at the time of such acquisition (Messrs. Kazam and Tanen have since resigned), collectively owned approximately 13.4 percent of Tarpan’s outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald. As a result of such relationships between the Company and Tarpan, the Company’s board of directors established a special committee to consider and approve the Agreement. The special committee consisted of three independent directors, none of whom had any prior relationship with Tarpan.

We believe that all the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Our common stock trades on the OTC Bulletin Board under the symbol “MHTT.OB.” The following table lists the high and low price for our common stock (as adjusted for our 1-for-5 stock combination effected on September 25, 2003) as quoted on the OTC Bulletin Board during each quarter within the last two fiscal years, plus the first and second quarters of fiscal 2005:

	Price Range
Quarter Ended	High	Low
June 30, 2005	$1.64	$1.20
March 31, 2005	1.55	1.42
December 31, 2004	1.05	0.91
September 30, 2004	0.90	0.87
June 30, 2004	2.48	1.27
March 31, 2004	2.00	1.35
December 31, 2003	2.00	1.20
September 30, 2003	2.50	1.10
June 30, 2003	1.65	0.60
March 31, 2003	0.85	0.25

The quotations from the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Record Holders

The number of holders of record of our common stock as of September 9, 2005 was approximately 282.

Dividends

We have not paid or declared any dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of the common stock owned by the selling stockholders as of September 9, 2005, and after giving effect to this offering.

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering

Shares issued in connection with January 2004 private placement

Atlas Fund, LLC	1,818,182	1,818,182	0	0	—
MHR Capital Partners, L.P.	1,233,050	674,852	0	0	—
Jacob Gottlieb	2,045,454(1)	227,272	0	0	—
Mark Rechesky	454,546	454,546	0	0	—
Hillel Goldstein	14,546	14,546	0	0	—
Sai Devabhaktuni	45,455	45,455	0	0	—
Mark Rosenberg	9,090	9,090	0	0	—
Emily Fine	18,181	18,181	0	0	—
Tariq Fancy	2,728	2,728	0	0	—
Luciano M. Murelli	13,650	13,650	0	0	—
Paramount Capital, Inc.	935,941	0	0	326,499	—
Subtotal:		3,278,502		326,499
Shares issued in connection with Series A Preferred Stock private placement

Allied Diesel Service, Inc. Employee Profit Sharing Plan	24,290	0	24,290	0	—
Alfonse M. D'Amato Defined Benefit Plan	8,835	0	8,835	0	—
Andrew Grossman D/C Profit Sharing Plan	25,887	0	24,290	0	*
Anthony Argyrides IRA	3,872	0	1,664	2,208	—
Anthony Polak "S"	181,670(2)	0	24,290	0	*
Anthony Polak IRA	181,670(2)	0	24,290	0	*
Artero Inc.	132,500	0	58,310	0	*
Artero Profit Sharing Plan	27,900	0	24,290	0	*
Asher Family Trust	48,590	0	48,590	0	—
Autobuy Inc.	24,290	0	24,290	0	—
Barbara Coffee	24,290	0	24,290	0	—
Barbara Scharf	24,290	0	24,290	0	—
Bill McCurtain	24,290	0	24,290	0	—
Brapo Associates	24,290	0	24,290	0	—
Bruce Gomberg	24,290	0	24,290	0	—
Catharina Polak Trust	24,290	0	24,290	0	—
Catherine Hicks	24,290	0	24,290	0	—
Charles Harris	97,180	0	97,180	0	—
Charles Re Profit Sharing Plan	26,287	0	24,290	0	*
Daniel Berkowitz IRA	24,790	0	24,290	0	*
David Lasco	4,372	0	4,372	0	—

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering
David Minkoff	3,872	0	1,664	2,208	—
David Phipps	24,290	0	24,290	0	—
David Swerdloff IRA	24,290	0	24,290	0	—
Davis & Barbara Gaynes	24,290	0	24,290	0	—
Dean M. Erickson '79 Irrevocable Trust	6,184	0	6,184	0	—
Domanco Ventura Capital	24,290	0	24,290	0	—
Drew Netter IRA	24,290	0	24,290	0	—
Edgar & Kim Massabni	24,290	0	24,290	0	—
Edward Lewitt	24,290	0	24,290	0	—
Elias Sayour Foundation	25,942	0	24,290	0	*
Elizabeth Genzer Trust	24,290	0	24,290	0	—
Elliot & Ronald Fatoullah	25,617	0	24,290	0	*
Emeric R. Holderith	9,720	0	9,720	0	—
Equity Interest Inc.	24,290	0	24,290	0	—
Far Ventures	32,893	0	24,290	0	*
Florence E. Luvera	24,290	0	24,290	0	—
Frederick Polak	25,090	0	24,290	0	*
Gary Stadtmauer	24,290	0	24,290	0	—
Girish C. Sham	4,290	0	4,290	0	—
Harari Family LLC	24,290	0	24,290	0	—
Howard Tooter	24,290	0	24,290	0	—
Jack Polak	24,290	0	24,290	0	—
Jerry & Lilli Weinger	97,180	0	97,180	0	—
Joan Grillo	24,290	0	24,290	0	—
John Gross IRA	24,885	0	24,290	0	*
Jon Rubin Trust	24,290	0	24,290	0	—
Jonathan Rothchild	134,300	0	87,460	0	*
Jonathan Young IRA	48,590	0	48,590	0	—
Joseph & Dorothy Papp	24,290	0	24,290	0	—
Joseph Cavanagh	97,180	0	97,180	0	—
Judith T. Huff Revocable Trust (B. Jerry Huff & Judith Huff Trustees)	884	0	884	0	—
Kevin Clarke IRA	24,290	0	24,290	0	—
Kim Cirelli	2,209	0	2,209	0	—
Landing Wholesale Group Defined	1,332	0	1,332	0	—
Larry & Rebecca Warner	11,660	0	11,660	0	—
Lee Pearlmutter Trust	9,7200	0	9,720	0	—
Leonard Greenbaum	20,333	0	9,290	11,043	—
Leslie & Sybil Rosenberg	24,290	0	24,290	0	—
Mark Engelbert	24,290	0	24,290	0	—
Margrit Polak "S"	24,630	0	24,290	0	*
Mark Children's Trust	24,290	0	24,290	0	—
Maura Kelly	24,290	0	24,290	0	—
Michael & Lorraine Gelardi	25,290	0	24,290	0	*
Michael Berlinger	24,290	0	24,290	0	—
Michael Stone	3,318	0	3,318	0	—
Michele Tarica	24,290	0	24,290	0	—
MRC Computer Profit Sharing Plan	24,590	0	24,290	0	*
Murray & Claire Stadtmauer	24,590	0	24,290	0	*

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering
Nancy Lane	24,290	0	24,290	0	—
Nanette Grossman	24,290	0	24,290	0	—
Norton & Joan Hight	24,690	0	24,290	0	*
Paul McMillman & Susan Herzog	24,290	0	24,290	0	—
Penny Chin	7,290	0	7,290	0	—
Peter Guardino IRA	24,290	0	24,290	0	—
Philip Wasserman	24,290	0	24,290	0	—
Randall Hight	48,710	0	48,590	0	*
Richard Kent CON IRA	32,180	0	32,180	0	—
Richard Wallace	24,290	0	24,290	0	—
RL Capital Partners	233,040	0	233,040	0	*
Robert Nash	1,100	0	1,100	0	—
Robert Rosenberg	24,290	0	24,290	0	—
Robert Shapiro IRA	24,390	0	24,290	0	*
Fiserve Securities A/C/F Roger R. Marks IRA	24,687	0	24,290	0	*
Rolanda Mendelle	24,290	0	24,290	0	—
Ronald Lazar	80,127	0	18,290	61,837	*
Ronald Lazar IRA	78,282	0	72,880	0	*
Royal Pool	24,290	0	24,290	0	—
Scott & Charlotte Kaiden	24,290	0	24,290	0	—
Sheila Fligel	24,290	0	24,290	0	—
Siegfried Mangels	24,290	0	24,290	0	—
Millennium Capital Investments	6,636	0	6,636	0	—
Steve Roman	24,290	0	24,290	0	—
Surinvest, Inc.	48,590	0	48,590	0	—
Susan Zverin	24,690	0	24,290	0	*
Teddy Chasanoff	24,290	0	24,290	0	—
Tim Moi	10,604	0	9,720	884	—
William & Deborah Hicks	884	0	884	0	—
William H. Peterson Living Trust	48,590	0	48,590	0	—
William Liange	1,665	0	1,665	0	—
Wolfe F. Model	24,687	0	24,290	0	*
Albert Fried, Jr.	48,590	0	48,590	0	—
Alexander Pomper	3,318	0	3,318	0	—
Alfred J. Sollami	53,540	0	53,450	0	—
Balanced Invesment LLC	348,028	0	242,940	0	*
Benito Bucay	24,290	0	24,290	0	—
Bruno Widmer	24,290	0	24,290	0	—
Cooper A. McIntosh, MD	24,290	0	24,290	0	—
David Jaroslawicz	6,572	0	6,572	0	—
David J. Bershad	72,880	0	72,880	0	—
David W. Ruttenberg	48,590	0	48,590	0	—
E & M RP Trust	145,770	0	145,770	0	—
Eugenia VI Venture Holdings, Ltd.	485,890	0	485,890	0	—
Gary Strauss	120,062	0	64,140	0	—
Hahn Family Grandchildrens Trust	48,590	0	48,590	0	—
Harry & Susan Newton	99,180	0	97,180	0	*
Howard Gittis	97,180	0	97,180	0	—
Isaac & Ivette Dabah 2002 Trust	97,180	0	97,180	0	—

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering
James Daly	24,290	0	24,290	0	—
J. Jay Lobell	97,180	0	97,180	0	—
Jose & Magdalena Sanchez-Padilla	24,290	0	24,290	0	—
Joseph Hickey	97,180	0	97,180	0	—
Joseph Natiello	97,180	0	97,180	0	—
Joseph Vale	194,350	0	194,350	0	—
Keys Foundation	583,060	0	583,060	0	—
Rosenwald 2000 Family Trust	8,918,354	0	242,940	0	21.4
Larry & Shirley Kessel	24,290	0	24,290	0	—
Lindsay A. Rosenwald, M.D.(3)	5,331,639	0	243,220	0	13.0
Marc Florin IRA	3,318	0	3,318	0	—
Mario Pasquel & Begona Miranda	29,150	0	29,150	0	—
Mega International Corp.	29,150	0	29,150	0	—
Michael H. Schwartz Profit Sharing Plan	3,317	0	3,317	0	—
PCC Tagi (Series K) LLC	952,270	0	952,270	0	—
Perceptive Life Sciences Master Fund, Ltd	49,766	0	49,766	0	—
Quogue Capital, LLC	6,636	0	6,636	0	—
Regen Capital II(4)	48,590	0	48,590	0	—
Rene Dominguez	14,580	0	14,580	0	—
Richard Molinsky	3,318	0	3,318	0	—
Robert J. Leaf	33,318	0	33,318	0	—
Roberto Segovia	26,636	0	24,290	0	*
Roger & Margaret Coleman	48,590	0	48,590	0	—
Roger Lipton	48,590	0	48,590	0	—
Scott A. Katzmann	106,890	0	106,890	0	—
Scott Whitaker	24,290	0	24,290	0	—
Simon Family Trust dtd 1/21/83	1,100	0	1,100	0	—
Steven M. Oliveira 1998 Charitable	4,422	0	4,422	0	—
The Alfred J. Anzalone Family Limited	48,590	0	48,590	0	—
Tis Prager	72,880	0	72,880	0	—
Tokenhouse Trading PTE Ltd.	193,036	0	96,131	0	*
Vitel Ventures Corporation	22,086	0	22,086	0	—
Winton Capital Holdings Ltd.	16,568	0	16,568	0	—
ZWD Investments, LLC	485,890	0	485,890	0	—
David Fresne	20,320	0	0	20,320	—
Kevin Cannon	17,667	0	0	17,667	—
Eric Foster	2,208	0	0	2,208	—
Anthony Polak	181,670(3)	0	0	132,495	*
Isaiah Edwards	6,625	0	0	6,625	—
Rod Dudley	4,417	0	0	4,417	—
Robin Arias	4,417	0	0	4,417	—
Daniel D’Amato	20,540	0	0	20,540	—
Joe Jaigobind	17,668	0	0	17,668	—
Chirag Choudrey	2,208	0	0	2,208	—
Joe Richman	3,268	0	0	3,268	—
Paramount Capital, Inc. (3)	935,941	0	0	599,077	—
Subtotal:		0	8,153,367	909,090

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering

Shares issued in connection with January 2003 offering by Manhattan Research Development, Inc.

Donald Halla	79,014	71,080	0	7,934	—
John O. Dunkin	7,934	0	0	7,934	—
Rauls Family Limited Partnership	474,142	426,481	0	47,661	—
Richard Addeo	31,211	0	0	31,211	—
Barry J. Lind Revocable Trust	28,831	0	0	28,831	—
John G. Pollock	1,861	0	0	1,861	—
Michael O’Brien	1,738	0	0	1,738	—
Thomas & Tasha Worden	1,636	0	0	1,636	—
Arturo Filipe	3,972	0	0	3,972	—
Wayne Adams	3,972	0	0	3,972	—
Joan & Robert Johnsen	39,512	35,540	0	3,972	—
Jerrold F. Rosenbaum	3,972	0	0	3,972	—
Walter Lukens	1,738	0	0	1,738	—
Robert Edgley	3,972	0	0	3,972	—
David O. Lind	3,972	0	0	3,972	—
Arno D. Hausmann	1,636	0	0	1,636	—
Frank T. Donaldson	3,972	0	0	3,972	—
Gat Lee	3,972	0	0	3,972	—
Vetter Builders, Inc.	3,972	0	0	3,972	—
Joseph P. Metz	3,972	0	0	3,972	—
Ronald Cowan	3,972	0	0	3,972	—
Peter & Barbara Freyburger	3,972	0	0	3,972	—
Isaac Dweck	3,972	0	0	3,972	—
Derek Soliday	3,972	0	0	3,972	—
Kenneth Hornik	3,972	0	0	3,972	—
Andrew Gamba	3,972	0	0	3,972	—
David M. Cikanek Revocable Living Trust dtd 9/8/2000	3,972	0	0	3,972	—
Lester Krasno	3,972	0	0	3,972	—
Ronald Bartsch	43,689	0	0	3,972	—
JC Investments	30,127	0	0	30,127	—
Stanley & Lynn Sides	987	0	0	987	—
Med-Tec Investors	3,972	0	0	3,972	—
Kevin Klier	23,689	19,717	0	3,972	—
Louis Cerbone	43,689	39,717	0	3,972	—
Paul Martin	6,355	0	0	6,355	—
William S. Tyrell	3,972	0	0	3,972	—
Richard Pollak	41,942	38,129	0	3,813	—
Theresa Incagnoli	27,961	25,419	0	2,542	—
R.J. Burkhalter	2,314	725	0	1,589	—
Roger & Mary Bradshaw	1,589	0	0	1,589	—
S. Alan Lisenby	15,887	0	0	15,887	—
David & Nancy Pudelsky	3,972	0	0	3,972	—
Gary Strauss	120,062	50,838	0	5,084	—
Michael Mullen	509,205	0	0	509,205	—
Patricia Sorbara	325,304	0	0	325,304	—
Michelle Markowitz	325,304	0	0	325,304	—
Robert Petrozzo	30,339	0	0	30,339	—

Name	Shares beneficially owned before offering	Number of outstanding shares offered by selling stockholder	Number of shares offered by selling stockholder issued upon conversion of Series A stock	Number of shares offered by selling stockholder issuable upon exercise of warrants	Percentage beneficial ownership after offering

Vito Balsamo	70,322	0	0	70,322	—
Michael Tripodi	18,578	0	0	18,578	—
Fabio Migliacci	25,419	0	0	25,419	—
Charles M. Raspa	8,736	0	0	8,736	—
Kris Destefano	15,887	0	0	15,887	—
Alexandra Milazzo	6,011	0	0	6,011	—
Ross Insera	5,887	0	0	5,887	—
Kevin Brody	5,573	0	0	5,573	—
Leonard Inserra	5,887	0	0	5,887	—
Ryan Reed	4,713	0	0	4,713	—
Jeff Blake Woolf	4,963	0	0	4,963	—
Scott Tierney	4,263	0	0	4,263	—
Drew Tranchina	7,943	0	0	7,943	—
Alex Elejade	7,943	0	0	7,943	—
Peter Orthos	3,706	0	0	3,706	—
Anthony Stephen Mundy	3,195	0	0	3,195	—
Harry Mucovic	2,038	0	0	2,038	—
Lawrence Helbringer	3,970	0	0	3,970	—
Michael Gordon	1,629	0	0	1,629	—
Subtotal:		707,646	0	1,692,296

Issuances to consultants and advisors

Stanley Heshka	25,419	0	0	25,419	—
Louis Arrone	25,419	0	0	25,419	—
Joseph Vaselli	25,419	0	0	25,419	—
Larry Jameson	25,419	0	0	25,419	—
Subtotal:		0	0	101,676

Totals		3,986,148	8,153,367	3,029,561

*	Less than 1%.

(1)	Includes 1,818,182 shares held by Atlas Fund, LLC, of which Mr. Gottlieb has voting and investment power.

(2)
Includes: (i) 24,290 shares issuable upon conversion of Series A Preferred Stock held in the name of Anthony Polak IRA, (ii) 24,290 shares issuable upon conversion of Series A Preferred Stock held in the name of Anthony Polak “S” and (iii) 132,495 shares issuable upon exercise of a warrant.

(3)
Dr. Rosenwald is the sole shareholder of Paramount BioCapital, Inc. (formerly Paramount Capital, Inc.). Timothy McInerney and Michael Weiser, directors of our company, are employees of Paramount BioCapital or its affiliates. Joshua Kazam and David Tanen were directors of our company until their resignations in September 2005.

(4)	Neil Herskowitz, a director of our company, is a principal of Regen Capital II.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholders. The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise or conversion of convertible securities, there will be 62,442,832 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our company (as defined in the Securities Act).

Our currently outstanding shares that were issued in reliance upon the “private placement” exemptions provided by the Act are deemed “restricted securities” within the meaning of Rule 144. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. The 18,689,916 restricted shares of our common stock that were issued in connection with the February 2003 merger with Manhattan Research Development, Inc. are now eligible for resale, provided that all of the other requirements of Rule 144 can be satisfied.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three month period may not exceed the greater of 1 percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

Following the date of this prospectus, we cannot predict the effect, if any, that sales of our common stock or the availability of our common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales by existing stockholders of substantial amounts of our common stock could adversely affect prevailing market prices for our stock.

DESCRIPTION OF CAPITAL STOCK

General

Our certificate of incorporation, as amended to date, authorizes us to issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of September 20, 2005, we had 59,413,271 shares of common stock and no shares of preferred stock issued and outstanding. The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company, New York, New York.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have any cumulative voting rights. Common stockholders are entitled to share ratably in any dividends that may be declared from time to time on the common stock by our board of directors from funds legally available for dividends. Holders of common stock do not have any preemptive right to purchase shares of common stock. There are no conversion rights or sinking fund provisions for our common stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of Manhattan Pharmaceuticals, Inc. as of December 31, 2004 and 2003, and the years then ended and for the period from August 6, 2001 (date of inception) to December 31, 2004, included in this prospectus, have been included herein in reliance on the report, dated March 18, 2005, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of Tarpan Therapeutics, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004, the period from July 16, 2003 (inception) to December 31, 2003, and the period from July 16, 2003 (inception) to December 31, 2004, included in this prospectus, have been included herein in reliance on the report, dated April 1, 2005, of J.H. Cohn LLP, independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

Index to Consolidated Financial Statements

Page
Unaudited Interim Consolidated Financial Statements of Manhattan Pharmaceuticals, Inc. and Subsidiaries:
Condensed Consolidated Balance Sheets as of June 30, 2005 and December 31, 2004	F-3
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2005 and 2004, and the cumulative period from August 6, 2001 (inception) to June 30, 2005	F-4
Condensed Consolidated Statement of Stockholders’ Equity (Deficiency) for the Six Months Ended June 30, 2005	F-5
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2005 and 2004 and the cumulative period from August 6, 2001 (inception) to June 30, 2005	F-6
Notes to Condensed Consolidated Financial Statements	F-7
Audited Financial Statements of Manhattan Pharmaceuticals, Inc. and Subsidiaries:
Report of J.H. Cohn LLP	F-12
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-13
Consolidated Statements of Operations for the Years Ended December 31, 2004 and 2003 and the cumulative period from August 6, 2001 (inception) to December 31, 2004	F-14
Consolidated Statements of Stockholders’ Equity (Deficiency) for the Years Ended December 31, 2004 and 2003 and the cumulative period from August 6, 2001 (inception) to December 31, 2004	F-15
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 and 2003 and the cumulative period from August 6, 2001 (inception) to December 31, 2004	F-16
Notes to Consolidated Financial Statements	F-17
Unaudited Interim Financial Statements of Tarpan Therapeutics, Inc.
Condensed Balance Sheets as of March 31, 2005 and December 31, 2004	F-34
Condensed Statements of Operations for the Three Months Ended March 31, 2005 and 2004 and the cumulative period from July 16, 2003 (inception) to March 31, 2005	F-35
Condensed Statement of Stockholders’ Deficiency for the Three Months Ended March 31, 2005	F-36
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2005 and 2004 and the cumulative period from July 16, 2003 (inception) to March 31, 2005	F-37
Notes to Condensed Financial Statements	F-38
Audited Financial Statements of Tarpan Therapeutics, Inc.:
Report of J.H. Cohn LLP	F-40
Balance Sheets as of December 31, 2004 and 2003	F-41
Statements of Operations for the Year Ended December 31, 2004, the Period from July 16, 2003 (inception) to December 31, 2003, and the Period from July 16, 2003 (inception) to December 31, 2004	F-42
Statements of Stockholders’ Deficiency for the Year Ended December 31, 2004 and the Period from July 16, 2003 (inception) to December 31, 2003	F-43
Statements of Cash Flow for the Year Ended December 31, 2004, the Period from July 16, 2003 (inception) to December 31, 2003, and the Period from July 16, 2003 (inception) to December 31, 2004	F-44
Notes to Financial Statements	F-45

Unaudited Pro Forma Condensed Combined Financial Statements Reflecting Manhattan Pharmaceuticals, Inc.’s acquisition of Tarpan Therapeutics, Inc.:
Introduction to the Unaudited Pro Forma Condensed Combined Financial Statements	F-51
Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2005	F-53
Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2004	F-54
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-55

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
Assets	2005	2004

Current assets:
Cash and cash equivalents	$889,864	$905,656
Short-term investments, available for sale, at market	1,505,853	4,514,216
Prepaid expenses	17,012	40,126
Total current assets	2,412,729	5,459,998

Property and equipment, net	115,891	119,017
Other assets	70,506	70,506
Total assets	$2,599,126	$5,649,521

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,302,961	$1,143,603
Accrued expenses	148,074	52,102
Total current liabilities	1,451,035	1,195,705

Notes payable to related parties	324,392	—
Total liabilities	1,775,427	1,195,705

Commitments and Contingencies

Stockholders’ equity:
Series A convertible preferred stock, $.001 par value.
Authorized 1,500,000 shares; 731,964 and 854,373 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively
(liquidation preference aggregating $7,369,640 and $8,973,730 at
June 30, 2005 and December 31, 2004, respectively)	732	854
Common stock, $.001 par value. Authorized 150,000,000 shares;
40,820,601 and 28,309,187 shares issued and outstanding
at June 30, 2005 and December 31, 2004, respectively	40,821	28,309
Additional paid-in capital	29,789,111	18,083,208
Deficit accumulated during development stage	(28,993,575)	(13,955,035)
Dividends payable in Series A preferred shares	75,738	303,411
Accumulated other comprehensive income	—	13,237
Unearned consulting services	(89,128)	(20,168)
Total stockholders’ equity	823,699	4,453,816
Total liabilities and stockholders' equity	$2,599,126	$5,649,521

See accompanying notes to unaudited condensed consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

			Cumulative
			period from
			August 6, 2001
			(inception) to
	Six Months ended June 30,		June 30,
	2005	2004	2005

Revenue	$—	$—	$—

Costs and expenses:
Research and development	1,921,275	1,228,234	8,523,709
General and administrative	1,046,403	880,993	5,171,893
In-process research and development charge	11,887,807	—	11,887,807
Impairment of intangible assets	—	—	1,248,230
Loss on disposition of intangible assets	—	—	1,213,878
Total operating expenses	14,855,485	2,109,227	28,045,517

Operating loss	(14,855,485)	(2,109,227)	(28,045,517)

Other (income) expense:
Interest and other income	(68,346)	(81,091)	(260,035)
Interest expense	—	—	23,893
Realized gain on sale of marketable equity securities	—	(71,182)	(71,182)
Total other income	(68,346)	(152,273)	(307,324)
Net loss	(14,787,139)	(1,956,954)	(27,738,193)

Preferred stock dividends (including imputed amounts)	(251,401)	(392,805)	(1,255,382)
Net loss applicable to common shares	$(15,038,540)	$(2,349,759)	$(28,993,575)

Net loss per common share:
Basic and diluted	$(0.43)	$(0.09)

Weighted average shares of common stock outstanding:
Basic and diluted	34,663,130	26,444,118

See accompanying notes to unaudited condensed consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statement of Stockholders' Equity (Deficiency)
(Unaudited)

								Dividends
							Deficit	payable			Total
	Series A						accumulated	in	Accumulated		stock–
	convertible				Additional		during	Series A	other	Unearned	holders'
	preferred stock		Common stock		paid-in	Subscription	development	preferred	comprehensive	consulting	equity
	Shares	Amount	Shares	Amount	capital	receivable	stage	shares	income/(loss)	costs	(deficiency)

Stock issued at $0.0004 per share for
subscription receivable	—	$—	10,167,741	$10,168	$(6,168)	$(4,000)	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	—	(56,796)	—	—	—	(56,796)

Balance at December 31, 2001	—	—	10,167,741	10,168	(6,168)	(4,000)	(56,796)	—	—	—	(56,796)

Proceeds from subscription receivable	—	—	—	—	—	4,000	—	—	—	—	4,000
Stock issued at $0.0004 per share for
license rights	—	—	2,541,935	2,542	(1,542)	—	—	—	—	—	1,000
Stock options issued for consulting services	—	—	—	—	60,589	—	—	—	—	(60,589)	—
Amortization of unearned consulting services	—	—	—	—	—	—	—	—	—	22,721	22,721
Sales of common stock at $0.63 per share
through private placement, net of
expenses	—	—	3,043,332	3,043	1,701,275	—	—	—	—	—	1,704,318
Net loss	—	—	—	—		—	(1,037,320)	—	—	—	(1,037,320)

Balance at December 31, 2002	—	—	15,753,008	15,753	1,754,154	—	(1,094,116)	—	—	(37,868)	637,923

Common stock issued at $0.63 per share, net of expenses	—	—	1,321,806	1,322	742,369	—	—	—	—	—	743,691
Effect of reverse acquisition	—	—	6,287,582	6,287	2,329,954	—	—	—	—	—	2,336,241
Amortization of unearned consulting costs	—	—	—	—	—	—	—	—	—	37,868	37,868
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	(7,760)	—	(7,760)
Payment for fractional shares for stock combination	—	—	—	—	(300)	—	—	—	—	—	(300)
Preferred stock issued at $10 per share, net of expenses	1,000,000	1,000	—	—	9,045,176	—	—	—	—	—	9,046,176
Imputed preferred stock dividend					418,182	—	(418,182)	—			—
Net loss	—	—	—	—	—	—	(5,960,907)	—	—	—	(5,960,907)

Balance at December 31, 2003	1,000,000	1,000	23,362,396	23,362	14,289,535	—	(7,473,205)	—	(7,760)	—	6,832,932

Exercise of stock options	—	—	27,600	27	30,073	—	—	—	—	—	30,100
Common stock issued through private placement at $1.10 per share, net of expenses
per share, net of expenses	—	—	3,368,952	3,369	3,358,349	—	—	—	—	—	3,361,718
Conversion of preferred stock to common stock	(170,528)	(171)	1,550,239	1,551	(1,380)	—	—	—	—	—	—
Preferred stock dividends paid by issuance of shares	24,901	25	—	—	281,073	—	—	(282,388)	—	—	(1,290)
Preferred stock dividend accrued	—	—	—	—	—	—	(585,799)	585,799	—	—	—
Warrants issued for consulting services	—	—	—	—	125,558	—	—	—	—	(120,968)	4,590
Amortization of unearned consulting costs	—	—	—	—	—	—	—	—	—	100,800	100,800
Reversal of unrealized loss on short-term investments
and unrealized gain on short-term investments	—	—	—	—	—	—	—	—	20,997	—	20,997
Net loss	—	—	—	—	—	—	(5,896,031)	—	—	—	(5,896,031)

Balance at December 31, 2004	854,373	854	28,309,187	28,309	18,083,208	—	(13,955,035)	303,411	13,237	(20,168)	4,453,816

Exercise of stock options	—	—	32,400	33	32,367	—	—	—	—	—	32,400
Exercise of warrants	—	—	255,342	255	68,236	—	—	—	—	—	68,491
Conversion of preferred stock to common stock	(164,190)	(164)	1,492,620	1,493	(1,329)	—	—	—	—	—	—
Preferred stock dividends paid by issuance of shares	41,781	42	—	—	477,736	—	—	(479,074)	—	—	(1,296)
Preferred stock dividend accrued	—	—	—	—	—	—	(251,401)	251,401	—	—	—
Options issued for consulting services	—	—	—	—	97,230	—	—	—	—	(97,230)	—
Amortization of unearned consulting costs	—	—	—	—	—	—	—	—	—	28,270	28,270
Reversal of unrealized gain on short-term investments	—	—	—	—	—	—	—	—	(13,237)	—	(13,237)
Costs associated with private placement	—	—	—	—	(10,590)	—	—	—	—	—	(10,590)
Stock issued in connection with acquisition of Tarpan Therapeutics, Inc.	—	—	10,731,052	10,731	11,042,253	—	—	—	—	—	11,052,984
Net loss	—	—	—	—	—	—	(14,787,139)	—	—	—	(14,787,139)

Balance at June 30, 2005	731,964	$732	40,820,601	$40,821	$29,789,111	$—	$(28,993,575)	$75,738	$—	$(89,128)	$823,699

See accompanying notes to unaudited condensed consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

			Cumulative
			period from
			August 6, 2001
			(inception) to
	Six months ended June 30,		June 30,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$(14,787,139)	$(1,956,954)	$(27,738,193)
Adjustments to reconcile net loss to
net cash used in operating activities:
Common stock issued for license rights	—	—	1,000
Amortization of unearned consulting costs	28,270	40,320	189,659
Warrants issued for consulting services	—	—	4,590
Amortization of intangible assets	—	—	145,162
Gain on sale of marketable equity securities	—	—	(71,182)
Depreciation	27,334	7,350	60,894
Non cash portion of in-process research and development charge	11,721,623	—	11,721,623
Loss on impairment of intangible assets	—	—	1,248,230
Loss on disposition of intangible assets	—	—	1,213,878
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in prepaid expenses	23,114	(2,492)	41,233
Increase in other assets	—	—	(70,506)
Increase (decrease) in accounts payable	133,307	(135,088)	953,175
Increase (decrease) in accrued expenses	95,972	(206,518)	(392,247)
Net cash used in operating activities	(2,757,519)	(2,253,382)	(12,692,684)
Cash flows from investing activities:
Purchase of property and equipment	(22,171)	(53,992)	(167,065)
Cash paid in connection with acquisitions	—	—	(32,808)
Purchase of short-term investments	—	—	(5,000,979)
Proceeds from sale of short-term investments	2,995,126	431,089	3,926,215
Proceeds from sale of license	—	—	200,001
Cash acquired in acquisition	6,777	—	6,777
Net cash provided by (used in) investing activities	2,979,732	377,097	(1,067,859)
Cash flows from financing activities:
Proceeds from issuances of notes payable to stockholders	—	—	233,500
Repayments of notes payable to stockholders	(327,010)	—	(560,510)
Proceeds from issuance of note payable to bank	—	—	600,000
Repayment of note payable to bank	—	—	(600,000)
Proceeds from subscriptions receivable	—	—	4,000
Payment for fractional shares for stock combination	(1,296)	—	(2,286)
Proceeds from sale of common stock, net	—	3,431,165	5,809,126
Costs associated with private placement	(10,590)	(46,423)	(10,590)
Proceeds from sale of preferred stock, net	—	—	9,046,176
Proceeds from exercise of stock options	32,400	14,500	62,500
Proceeds from exercise of warrants	68,491	—	68,491
Net cash provided by (used in) financing activities	(238,005)	3,399,242	14,650,407

Net increase (decrease) in cash and cash equivalents	(15,792)	1,522,957	889,864

Cash and cash equivalents at beginning of period	905,656	7,413,803	—
Cash and cash equivalents at end of period	$889,864	$8,936,760	$889,864
Supplemental disclosure of cash flow information:

Interest paid	$—	$—	$26,934

Supplemental disclosure of noncash investing and financing activities:

Stock options/warrants issued for consulting services	$97,230	$120,968	$278,787
Preferred stock dividends accrued	251,401	392,805	837,200
Conversion of preferred stock to common stock	164	—	335
Preferred stock dividends paid by issuance of shares	477,778	—	759,176
Issuance of common stock for acquisitions	11,052,984	—	13,389,226
Marketable equity securities received in connection with
sale of license	—	—	359,907
Subscription receivable from exercise of options	—	15,600	—
Net liabilities assumed in business combination	(675,416)	—	(675,416)

See accompanying notes to unaudited condensed consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. and SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2005

(1)	BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the consolidated financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2005 or for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with audited financial statements of Manhattan Pharmaceuticals, Inc. and its subsidiaries (“Manhattan” or the “Company”) as of and for the year ended December 31, 2004, which are included elsewhere in this prospectus. The condensed consolidated balance sheet as of December 31, 2004 has been derived from the audited consolidated financial statements included elsewhere in this prospectus.

(2)	LIQUIDITY

The Company reported a net loss of $14,787,139 and negative cash flows from operating activities of $2,757,519 for the six months ended June 30, 2005. The net loss from date of inception, August 6, 2001, to June 30, 2005 amounts to $27,738,193.

Management believes that the Company will continue to incur net losses and negative cash flows from operating activities through at least June 30, 2006. Based on the resources of the Company available at June 30, 2005, management believes that the Company will need additional equity or debt financing or will need to generate revenues during 2005 through licensing of its products or entering into strategic alliances to be able to sustain its operations through 2005 and that it will need additional financing thereafter until it can achieve profitability, if ever. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements, strategic alliances and its ability to realize the full potential of its technology in development. Additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company does obtain will be sufficient to meet the Company’s needs in the long term. Through June 30, 2005, a significant portion of the Company’s financing has been through private placements of common and preferred stock. Until and unless the Company’s operations generate significant revenues and cash flows from operating activities, the Company will attempt to continue to fund operations from cash on hand and through the sources of capital previously described. See Note 6 below.

(3)	COMPUTATION OF NET LOSS PER COMMON SHARE

Basic net loss per common share is calculated by dividing net loss applicable to common shares by the weighted-average number of common shares outstanding for the period. Diluted net loss per common share is the same as basic net loss per common share, since potentially dilutive securities from stock options, stock warrants and convertible preferred stock would have an antidilutive effect because the Company incurred a net loss during each period presented. The amount of potentially dilutive securities excluded from the calculation was 16,349,537 and 15,970,578 as of June 30, 2005 and 2004, respectively.

MANHATTAN PHARMACEUTICALS, INC. and SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2005

(4)	STOCK OPTIONS

On January 11, 2005, the Company granted directors and employees options to purchase an aggregate of 367,280 shares of common stock under the Company’s 2003 Stock Option Plan at an exercise price of $1.00 per share. 168,030 shares subject to these options vest in three equal annual installments starting on the grant date and continuing each anniversary thereafter, provided the optionee continues in service. 50,000 shares subject to these options vest in two equal annual installments starting on January 3, 2006, provided the optionee continues in service, and 149,250 shares subject to these options vest in three equal annual installments starting one year from the grant date, provided the optionee continues in service. On April 1, 2005, the Company granted its chief executive officer an option to purchase an aggregate of 2,923,900 shares of common stock under the Company’s 2003 Stock Option Plan at an exercise price of $1.50 per share. The option vests in three equal installments, on November 1, 2005, November 1, 2006 and November 1, 2007. On June 16, 2005, the Company granted a consultant options to purchase an aggregate of 100,000 shares of common stock under the Company’s 2003 Stock Option Plan at an exercise price of $1.60 per share. All shares subject to these options vest in thirty-six equal monthly installments beginning on the first month anniversary of the date of the grant, provided the consultant continues to provide services to the Company.

The Company uses the intrinsic value method of accounting for employee stock options pursuant to the provisions of APB Opinion No. 25. Since all of the options granted by the Company have been at exercise prices that were at least equal to the market value at the date of grant, there were no charges to operations upon issuance. Had compensation costs been determined using the Black-Scholes option pricing model in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s net loss applicable to common shares and net loss per common share (basic and diluted) would have been increased to the pro forma amounts indicated below.

	Six months ended
	June 30,
	2005	2004

Net loss applicable to common shares, as reported	$(15,038,540)	$(2,349,759)
Deduct: Total stock-based employee
compensation expense determined
under fair value method	(561,219)	(564,288)
Net loss applicable to common shares, pro forma	$(15,599,759)	$(2,914,047)
Net loss per common share – basic
As reported	$(0.43)	$(0.09)
Pro forma	(0.45)	(0.11)

As a result of amendments to SFAS No. 123, the Company will be required to expense the fair value of employee stock options over the vesting period, beginning January 1, 2006.

MANHATTAN PHARMACEUTICALS, INC. and SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2005
The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions used for the grants in the six months ended June 30, 2005: dividend yield of 0%; expected volatility of 70%; risk-free interest rate of 3.7%; and expected lives of five years. The following assumptions were used for the grants in the six months ended June 30, 2004: dividend yield of 0%; expected volatility of 82%; risk-free interest rate of 3.2%; and expected lives of eight years.

(5)	ACQUISITION OF TARPAN THERAPEUTICS, INC.

On April 1, 2005, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Tarpan Therapeutics, Inc., a Delaware corporation (“Tarpan”), and Tarpan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“TAC”). The Agreement provided that TAC would merge with and into Tarpan, with Tarpan remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The Merger was completed April 1, 2005. In consideration for their shares of Tarpan capital stock and in accordance with the Agreement, the stockholders of Tarpan received 10,731,052 shares of the Company’s common stock such that, upon the effective time of the Merger, the Tarpan stockholders collectively received approximately 20 percent of the Company’s outstanding common stock on a fully-diluted basis. Based on the five day average price of the Company’s common stock of $1.03 per share, the purchase price totaled $11,052,984, plus $166,184 of acquisition costs. At the time of the Merger, Tarpan had outstanding indebtedness of $651,000 resulting from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the Merger to provide that one-half of the outstanding indebtedness was payable upon completion of the Merger and the remaining one-half will be payable at such time as the Company raises at least $5 million in new financing.

The acquisition of Tarpan has been accounted for by the Company under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under the purchase method, assets acquired and liabilities assumed by the Company are recorded at their estimated fair values and the results of operations of the acquired company are consolidated with those of the Company from the date of acquisition.

Several of Tarpan’s former stockholders are directors or significant stockholders of the Company. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of Tarpan’s common stock and beneficially own approximately 26 percent of the Company’s common stock. In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom are members of the Company’s board of directors, collectively owned approximately 13.4 percent of Tarpan’s outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald. As a result of such relationships between the Company and Tarpan, the Company’s board of directors established a special committee to consider and approve the Agreement. The members of the special committee did not have any prior relationship with Tarpan.

MANHATTAN PHARMACEUTICALS, INC. and SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2005

Upon completion of the Merger, Douglas Abel, formerly chief executive officer of Tarpan, was appointed President and Chief Executive Officer of the Company. Pursuant to the agreement, the Company entered into an employment agreement dated April 1, 2005 with Mr. Abel. This agreement has a three-year term commencing on April 1, 2005, which may be extended for additional one year periods thereafter. Under the agreement, Mr. Abel is entitled to an annual salary of $300,000, in addition to health, disability insurance and other benefits. The annual salary shall be increased to $325,000 at such time as the Company completes a financing transaction that results in aggregate gross proceeds to the Company of at least $5,000,000, retroactive to the date of the employment agreement. In addition, the Company will pay Mr. Abel a cash bonus of $200,000 in the first year and he may receive a discretionary bonus in the first and subsequent years of up to 50 percent of his base salary. Pursuant to his employment agreement, Mr. Abel was granted an option to purchase an aggregate of 2,923,900 shares of common stock at a price of $1.50 per share. The option vests in three equal installments, on November 1, 2005, November 1, 2006, and November 1, 2007.

The excess purchase price paid by the Company to acquire the net assets of Tarpan was allocated to acquired in-process research and development totaling $11,887,807. As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business combinations Accounted for by the Purchase Method “ (“FIN4”), the Company recorded a charge in its statements of operations for the three and six months ended June 30, 2005 for the in-process research and development. Tarpan is a biopharmaceutical company engaged in the development of the Phase II pharmaceutical product candidate, PTH (1-34). The acquisition of Tarpan gives Manhattan this third product candidate. Results of operations of Tarpan are included in the consolidated financials since April 1, 2005.

A summary of the purchase price is as follows:

Assets purchased:
Cash	$6,777
Property and equipment	2,037
Acquired in-process research and development	11,887,807
Total	11,896,621
Liabilities:
Accounts payable	26,051
Notes payable - related parties	651,402
Total	677,453
Net purchase price	$11,219,168

The following unaudited pro forma financial information presents the condensed consolidated results of operations of the Company and Tarpan, as if the acquisition had occurred on January 1, 2005 and 2004 instead of April 1, 2005, after giving effect to certain adjustments, including the issuance of the Company’s common stock as part of the purchase price. The pro forma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during the period.

MANHATTAN PHARMACEUTICALS, INC. and SUBSIDIARIES
(A Development Stage Company)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
June 30, 2005

	Six months ended
	June 30,
	2005	2004

Net loss	$(14,914,400)	$(14,150,463)

Weighted average number of common shares outstanding	40,058,300	37,175,170
Loss per common share - basic and fully diluted	$(0.37)	$(0.38)

(6) SUBSEQUENT EVENT - PRIVATE PLACEMENT

The Company recently completed a private placement offering of units consisting of shares of the Company’s common stock and warrants to purchase additional shares of common stock. The private placement was completed in two separate closings held on August 26, 2005 and August 30, 2005. In the August 26 closing, the Company sold a total of 10,808,971 shares of common stock and five-year warrants to purchase 2,161,767 shares for total gross proceeds of approximately $12 million. The warrants issued at the August 26 closing are exercisable at a price of $1.44 per share. On August 30, 2005, the Company closed on the sale of an additional 1,108,709 shares of common stock and warrants to purchase 221,741 common shares, which resulted in gross proceeds of approximately $1.28 million. The warrants issued in connection with the August 30 closing are exercisable at a price of $1.49 per share. Accordingly, the total gross proceeds resulting from the private placement was $13.27 million, before deducting selling commissions and expenses.

The Company engaged Paramount BioCapital, Inc. as placement agent and paid total cash commissions of $836,360, of which $121,625 was paid to certain selected dealers engaged by Paramount in connection with the private placement and issued five-year warrants to purchase an aggregate of 538,191 shares of common stock exercisable at a price of $1.44 per share, of which Paramount received warrants to purchase 459,932 common shares. In connection with the August 30 closing, the Company paid cash commissions to Paramount of $88,550 and issued an additional five-year warrant to purchase 55,000 common shares at a price of $1.49 per share. After deduction of these selling commissions and expenses, the Company realized aggregate net proceeds from the Company’s August 2005 private placement of approximately $12.2 million.

As a result of this offering, the Company expects that the its current cash position is sufficient to fund the Company’s operations, including the development of the Company’s three product candidates, through late 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Manhattan Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Manhattan Pharmaceuticals, Inc. and Subsidiaries (a development stage company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended, and for the period from August 6, 2001 (date of inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Manhattan Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2004 and 2003, and their consolidated results of operations and cash flows for the years then ended and for the period from August 6, 2001 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $5,896,031 and used $5,690,445 of cash in operating activities during the year ended December 31, 2004 and, as of that date, it had a loss from inception of $12,951,054. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/J.H. Cohn LLP

Roseland, New Jersey
March 18, 2005

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,	December 31,
Assets	2004	2003
Current assets:
Cash and cash equivalents	$905,656	$7,413,803
Short-term investments, available for sale, at market	4,514,216	352,147
Prepaid expenses	40,126	24,981
Total current assets	5,459,998	7,790,931

Property and equipment, net	119,017	8,021
Other assets	70,506	—
Total assets	$5,649,521	$7,798,952

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,143,603	$548,595
Accrued expenses	52,102	417,425
Total liabilities	1,195,705	966,020

Commitments and contingencies

Stockholders’ equity:
Series A convertible preferred stock, $.001 par value.
Authorized 1,500,000 shares; 854,373 and 1,000,000 shares issued and outstanding at December 31, 2004 and December 31, 2003, respectively
(liquidation preference aggregating $8,973,730 and $10,000,000 at
December 31, 2004 and 2003, respectively)	854	1,000
Common stock, $.001 par value. Authorized 150,000,000 shares;
28,309,187 and 23,362,396 shares issued and outstanding
at December 31, 2004 and December 31, 2003, respectively	28,309	23,362
Additional paid-in capital	18,083,208	14,289,535
Deficit accumulated during development stage	(13,955,035)	(7,473,205)
Dividends payable in Series A preferred shares	303,411	—
Accumulated other comprehensive income (loss)	13,237	(7,760)
Unearned consulting costs	(20,168)	—
Total stockholders’ equity	4,453,816	6,832,932
Total liabilities and stockholders' equity	$5,649,521	$7,798,952

See accompanying notes to consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statements of Operations

			Cumulative
			period from
			August 6, 2001
			(inception) to
	Years ended December 31,		December 31,
	2004	2003	2004

Revenue	$—	$—	$—

Costs and expenses:
Research and development	4,152,994	1,724,043	6,602,434
General and administrative	1,989,829	1,786,080	4,125,490
Impairment of intangible assets	—	1,248,230	1,248,230
Loss on disposition of intangible assets	—	1,213,878	1,213,878
Total operating expenses	6,142,823	5,972,231	13,190,032
Operating loss	(6,142,823)	(5,972,231)	(13,190,032)

Other (income) expense:
Interest and other income	(175,610)	(16,079)	(191,689)
Interest expense	—	4,755	23,893
Realized gain on sale of short-term investments	(71,182)	—	(71,182)
Total other income	(246,792)	(11,324)	(238,978)
Net loss	(5,896,031)	(5,960,907)	(12,951,054)

Preferred stock dividends (including imputed amounts)	(585,799)	(418,182)	(1,003,981)
Net loss applicable to common shares	$(6,481,830)	$(6,379,089)	$(13,955,035)

Net loss per common share:
Basic and diluted	$(0.24)	$(0.28)

Weighted average shares of common stock outstanding:
Basic and diluted	26,936,658	22,389,755

See accompanying notes to consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Consolidated Statement of Stockholders' Equity (Deficiency)

	Series A						Deficit accumulated	Dividends payable in	Accumulated		Total stock-
	convertible				Additional		during	Series A	other	Unearned	holders'
	preferred stock		Common stock		paid-in	Subscription	development	preferred	comprehensive	consulting	equity
	Shares	Amount	Shares	Amount	capital	receivable	stage	shares	income/(loss)	costs	(deficiency)

Stock issued at $0.0004 per share for subscription
receivable	—	$—	10,167,741	$10,168	$(6,168)	$(4,000)	$—	$—	$—	$—	$—
Net loss	—	—	—	—	—	—	(56,796)	—	—	—	(56,796)
Balance at December 31, 2001	—	—	10,167,741	10,168	(6,168)	(4,000)	(56,796)	—	—	—	(56,796)

Proceeds from subscription receivable	—	—	—	—	—	4,000	—	—	—	—	4,000
Stock issued at $0.0004 per share for
license rights	—	—	2,541,935	2,542	(1,542)	—	—	—	—	—	1,000
Stock options issued for consulting services	—	—	—	—	60,589	—	—	—	—	(60,589)	—
Amortization of unearned consulting services	—	—	—	—	—	—	—	—	—	22,721	22,721
Sales of common stock at $0.63 per sharethrough
private placement, net of expenses	—	—	3,043,332	3,043	1,701,275	—	—	—	—	—	1,704,318
Net loss	—	—	—	—		—	(1,037,320)	—	—	—	(1,037,320)
Balance at December 31, 2002	—	—	15,753,008	15,753	1,754,154	—	(1,094,116)	—	—	(37,868)	637,923

Common stock issued at $0.63 per share, net of expenses	—	—	1,321,806	1,322	742,369	—	—	—	—	—	743,691
Effect of reverse acquisition	—	—	6,287,582	6,287	2,329,954	—	—	—	—	—	2,336,241
Amortization of unearned consulting costs	—	—	—	—	—	—	—	—	—	37,868	37,868
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	(7,760)	—	(7,760)
Payment for fractional shares for stock combination	—	—	—	—	(300)	—	—	—	—	—	(300)
Preferred stock issued at $10 per share, net of expenses	1,000,000	1,000	—	—	9,045,176	—	—	—	—	—	9,046,176
Imputed preferred stock dividend					418,182	—	(418,182)	—			—
Net loss	—	—	—	—	—	—	(5,960,907)	—	—	—	(5,960,907)
Balance at December 31, 2003	1,000,000	1,000	23,362,396	23,362	14,289,535	—	(7,473,205)	—	(7,760)	—	6,832,932

Exercise of stock options	—	—	27,600	27	30,073	—	—	—	—	—	30,100
Common stock issued through private placement at $1.10 per share, net of
expenses per share, net of expenses	—	—	3,368,952	3,369	3,358,349	—	—	—	—	—	3,361,718
Conversion of preferred stock to common stock	(170,528)	(171)	1,550,239	1,551	(1,380)	—	—	—	—	—	—
Preferred stock dividends paid by issuance of shares	24,901	25	—	—	281,073	—	—	(282,388)	—	—	(1,290)
Preferred stock dividend accrued	—	—	—	—	—	—	(585,799)	585,799	—	—	—
Warrants issued for consulting services	—	—	—	—	125,558	—	—	—	—	(120,968)	4,590
Amortization of unearned consulting costs	—	—	—	—	—	—	—	—	—	100,800	100,800
Reversal of unrealized loss on short-term investments and unrealized gain
on short-term investments	—	—	—	—	—	—	—	—	20,997	—	20,997
Net loss	—	—	—	—	—	—	(5,896,031)	—	—	—	(5,896,031)
Balance at December 31, 2004	854,373	$854	28,309,187	$28,309	$18,083,208	$—	$(13,955,035)	$303,411	$13,237	$(20,168)	$4,453,816

See accompanying notes to consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows

			Cumulative
			period from
			August 6, 2001
			(inception) to
	Years ended December 31,		December 31,
	2004	2003	2004
Cash flows from operating activities:
Net loss	$(5,896,031)	$(5,960,907)	$(12,951,054)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for license rights	—	—	1,000
Amortization of unearned consulting costs	100,800	37,868	161,389
Warrants issued for consulting services	4,590	—	4,590
Amortization of intangible assets	—	145,162	145,162
Gain on sale of short-term investments	(71,182)	—	(71,182)
Depreciation	27,344	6,216	33,560
Loss on impairment of intangible assets	—	1,248,230	1,248,230
Loss on disposition of intangible assets	—	1,213,878	1,213,878
Changes in operating assets and liabilities, net of acquisition:
(Increase)/decrease in prepaid expenses and other current assets	(15,145)	33,264	18,119
Increase in other assets	(70,506)	—	(70,506)
Increase in accounts payable	595,008	59,961	819,868
Decrease in accrued expenses	(365,323)	(138,869)	(488,219)
Decrease in due affiliate	—	(96,328)	—
Net cash used in operating activities	(5,690,445)	(3,451,525)	(9,935,165)
Cash flows from investing activities:
Purchase of property and equipment	(138,340)	(6,554)	(144,894)
Cash paid in connection with acquisition	—	(32,808)	(32,808)
Purchase of short-term investments	(5,000,979)	—	(5,000,979)
Proceeds from sales of short-term investments	931,089	—	931,089
Proceeds from sale of license	—	200,000	200,001

Net cash provided by (used in) investing activities	(4,208,230)	160,638	(4,047,591)
Cash flows from financing activities:
Proceeds from issuances of notes payable to stockholders	—	—	233,500
Repayments of notes payable to stockholders	—	(206,000)	(233,500)
Proceeds from issuance of note payable to bank	—	—	600,000
Repayment of note payable to bank	—	(600,000)	(600,000)
Proceeds from subscriptions receivable	—	—	4,000
Payment for fractional shares for stock combination	(1,290)	(300)	(990)
Proceeds from sale of common stock, net	3,361,718	743,691	5,809,126
Proceeds from sale of preferred stock, net	—	9,046,176	9,046,176
Proceeds from exercise of stock options	30,100	—	30,100
Net cash provided by financing activities	3,390,528	8,983,567	14,888,412
Net increase (decrease) in cash and cash equivalents	(6,508,147)	5,692,680	905,656

Cash and cash equivalents at beginning of period	7,413,803	1,721,123	—
Cash and cash equivalents at end of period	$905,656	$7,413,803	$905,656
Supplemental disclosure of cash flow information:
Interest paid	$—	$502	$26,934

Supplemental disclosure of noncash investing and financing activities:
Stock options/warrants issued for consulting services	$120,968	$—	$181,557
Preferred stock dividends accrued	585,799	—	585,799
Conversion of preferred stock to common stock	171	—	171
Preferred stock dividends paid by issuance of shares	282,388	—	282,388
Issuance of common stock for acquisition	—	2,336,242	2,336,242
Short-term investments received in connection with sale of license	—	359,907	359,907

See accompanying notes to consolidated financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(1)	Merger and Nature of Operations

On February 21, 2003, the Company (formerly known as “Atlantic Technology Ventures, Inc.”) completed a reverse acquisition of privately held Manhattan Research Development, Inc. (formerly Manhattan Pharmaceuticals, Inc.), a Delaware corporation. The merger was effected pursuant to an Agreement and Plan of Merger dated December 17, 2002 (the “Merger Agreement”) by and among the Company, Manhattan Research and Manhattan Pharmaceuticals Acquisition Corp, the Company’s wholly owned subsidiary (“MPAC”). In accordance with the terms of the Merger Agreement, MPAC merged with and into Manhattan Research, with Manhattan Research remaining as the surviving corporation and a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, upon the effective time of the merger, the outstanding shares of common stock of Manhattan Research automatically converted into an aggregate of 18,689,917 shares of the Company’s common stock, which represented 80 percent of the Company’s outstanding voting stock after giving effect to the merger. All share and per share amounts have been adjusted for a 1-for-5 combination on September 25, 2003 (see Note 5). In addition, immediately prior to the merger Manhattan Research had outstanding options and warrants to purchase an aggregate of 172,856 shares of its common stock, which, in accordance with the terms of the merger, automatically converted into options and warrants to purchase an aggregate of 2,196,944 shares of the Company’s common stock. Since the stockholders of Manhattan Research received the majority of the voting shares of the Company, the merger was accounted for as a reverse acquisition whereby Manhattan Research was the accounting acquirer (legal acquiree) and the Company was the accounting acquiree (legal acquirer). Based on the five-day average price of the Company’s common stock of $0.50 per share, the purchase price approximated $2,336,000 ($3,167,178 including net liabilities assumed) which represents 20 percent of the market value of the combined Company’s post-merger total outstanding shares of 23,362,396. In connection with the merger, the Company changed its name from “Atlantic Technology Ventures, Inc.” to “Manhattan Pharmaceuticals, Inc.” At the time of the merger, Manhattan Research recognized patents and licenses for substantially all of the purchase price. A purchase price allocation was completed in the third quarter of 2003 and did not result in changes to the initial estimate. As a result of acquiring Manhattan Research, the Company received new technologies.

A summary of the purchase price allocation is as follows:

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Common stock issued	$2,336,241
Acquisition costs paid	32,808
Total purchase price	2,369,049

Net liabilities assumed in acquisition	798,129
Excess purchase price (allocated to intangible assets)	$3,167,178

Assets purchased:
Prepaid expenses	$38,307
Property and equipment	7,683
Deposits	19,938
65,928
Liabilities assumed:
Accounts payable	323,735
Accrued expenses	540,322
864,057
Net liabilities assumed	$(798,129)

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The following unaudited pro forma financial information presents the combined results of operations of Manhattan Pharmaceuticals and Manhattan Research as if the acquisition had occurred as of January 1, 2003, after giving effect to certain adjustments, including the issuance of Manhattan Pharmaceuticals common stock as part of the purchase price. For the purpose of this pro forma presentation, both Manhattan Pharmaceuticals’ and Manhattan Research’s financial information is presented for the year ended December 31, 2003. The unaudited pro forma condensed consolidated financial information does not necessarily reflect the results of operations that would have occurred had Manhattan Pharmaceuticals and Manhattan Research been a single entity during such period.

Year ended December 31,
2003

Revenues	$—
Net loss	(6,160,455)

Weighted-average shares of common stock outstanding: Basic and diluted	23,362,396

Basic and diluted net loss per common share	$(0.26)

On August 22, 2003, the Company sold all if its remaining rights to its CT-3 technology to Indevus Pharmaceuticals, Inc. (“Indevus”), the Company’s licensee, for aggregate consideration of approximately $559,000. The purchase price was paid through a combination of cash and shares of Indevus’ common stock. On the same date, the Company settled its arbitration with Dr. Sumner Burstein, the inventor of the CT-3 technology, which includes a complete mutual release from all claims that either party had against the other. As a result of the sale of the Company’s rights to the CT-3 technology to Indevus, the Company recorded a one-time charge of $1,213,878 in 2003.

In addition, on August 8, 2003, Bausch & Lomb informed the Company that it had elected not to pursue its development of the Avantix technology, effective August 11, 2003. According to the terms of the Company’s agreement with Bausch & Lomb, the Company may re-acquire the technology from Bausch & Lomb and sell or re-license the technology to a third party. The price to re-acquire the technology from Bausch & Lomb is 50% of the proceeds from a third party sale to a maximum of $3,000,000. The Company has no further obligation under the agreement. As a result of Bausch & Lomb’s decision not to develop the Avantix technology, the Company recorded a one-time charge of $1,248,230 in 2003 for the impairment of the related intangible asset.

As a result of the events discussed in the two preceding paragraphs, as of December 31, 2003, all intangible assets were eliminated from the Company’s consolidated financial statements and amortization of such intangible assets ceased.

As described above, the Company resulted from the February 21, 2003 reverse merger between Atlantic Technology Ventures, Inc., which was incorporated on May 18, 1993, and privately-held Manhattan Research Development, Inc., incorporated on August 6, 2001. The Company was incorporated in the State of Delaware. In connection with the merger, the former stockholders of Manhattan Research received a number of shares of Atlantic's common stock so that following the merger they collectively owned 80 percent of the outstanding shares. Upon completion of the merger, Atlantic changed its name to Manhattan Pharmaceuticals, Inc. and thereafter adopted the business of Manhattan Research Development.

The Company is a development stage biopharmaceutical company that holds an exclusive world-wide, royalty-free license to certain intellectual property related to oleoyl-estrone, which is owned by Oleoyl-Estrone Developments, SL (“OED”) of Barcelona, Spain. Oleoyl-estrone is an orally administered small molecule that has been shown to cause significant weight loss in pre-clinical animal studies regardless of dietary modifications. The Company also holds the worldwide, exclusive rights to proprietary lingual spray technology to deliver the drug propofol for proprocedural sedation prior to diagnostic, therapeutic or endoscopic procedures.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(2)	Liquidity and Basis of Presentation

Liquidity

The Company has reported a net loss of $5,960,907 and negative cash flows from operating activities of $3,451,525 for the year ended December 31, 2003 and a net loss of $5,896,031 and negative cash flows from operating activities of $5,690,445 for the year ended December 31, 2004. The net loss from date of inception, August 6, 2001 to December 31, 2004 amounts to $12,951,054.

Management believes that the Company will continue to incur net losses and negative cash flows from operating activities through at least December 31, 2005. Based on the resources of the Company available at December 31, 2004, management believes that the Company will need additional equity or debt financing or will need to generate revenues during 2005 through licensing of its products or entering into strategic alliances to be able to sustain its operations through 2005 and that it will need additional financing thereafter until it can achieve profitability, if ever. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continued operations will depend on its ability to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements, strategic alliances and its ability to realize the full potential of its technology in development. Additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company does obtain will be sufficient to meet the Company’s needs in the long term. Through December 31, 2004, a significant portion of the Company’s financing has been through private placements of common and preferred stock and debt financing. Until and unless the Company’s operations generate significant revenues and cash flows from operating activities, the Company will attempt to continue to fund operations from cash on hand and through the sources of capital previously described.

Basis of Presentation

The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

(3)	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Research and Development

All research and development costs are expensed as incurred and include costs of consultants who conduct research and development on behalf of the Company and its subsidiaries. Costs related to the acquisition of technology rights and patents for which development work is still in process are expensed as incurred and considered a component of research and development costs.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Computation of Net Loss per Common Share

Basic net loss per common share is calculated by dividing net loss applicable to common shares by the weighted-average number of common shares outstanding for the period. Diluted net loss per common share is the same as basic net loss per common share, since potentially dilutive securities from stock options, stock warrants and convertible preferred stock would have an antidilutive effect because the Company incurred a net loss during each period presented. The amounts of potentially dilutive securities excluded from the calculation were 14,871,502 and 15,420,033 shares at December 31, 2004 and 2003, respectively.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), provides for the use of a fair value based method of accounting for employee stock compensation. However, SFAS 123 also allows an entity to continue to measure compensation cost for stock options granted to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), which only requires charges to compensation expense for the excess, if any, of the fair value of the underlying stock at the date a stock option is granted (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock, if such amounts differ materially from historical amounts. The Company has elected to continue to account for employee stock options using the intrinsic value method under APB 25. By making that election, it is required by SFAS 123 and SFAS 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” to provide pro forma disclosures of net income (loss) and earnings (loss) per share as if a fair value based method of accounting had been applied.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Had compensation costs been determined in accordance with the fair value method prescribed by SFAS No. 123 for all options issued to employees and amortized over the vesting period, the Company’s net loss applicable to common shares and net loss per common share (basic and diluted) for plan options would have been increased to the pro forma amounts indicated below.
	2004	2003
Net loss applicable to common shares, as reported	$(6,481,830)	$(6,379,089)
Deduct: Total stock-based employee compensation expense determined under fair value method	(1,211,384)	(302,974)
Net loss applicable to common shares, pro forma	$(7,693,214)	$(6,682,063)
Net loss applicable to common shares – basic
As reported	$(0.24)	$(0.28)
Pro forma	(0.29)	(0.30)

The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions used for the grants in 2004 and 2003: dividend yield of 0%; expected volatility of 73% and 78% for 2004 and 82% for 2003; risk-free interest rate of 2.0% for 2004 and 3.2% for 2003; and expected lives of eight years for each year presented.

As a result of amendments to SFAS No. 123, the Company will be required to expense the fair value of employee stock options over the vesting period, beginning January 1, 2006.

Financial Instruments

At December 31, 2004 and 2003, the fair values of cash and cash equivalents, short-term investments, accounts payable and accrued expenses approximate carrying values due to the short-term nature of these instruments.

Short-term Investments

Short-term investments are carried at market value since they are considered available-for-sale. The following is a summary of the Company’s short-term investments:

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

		Unrealized
	Cost	loss	Fair value
2003
Indevus Pharmaceuticals, Inc. common stock	$359,907	$(7,760)	$352,147

	Cost	Unrealized gain	Fair value
2004
Eaton Vance Floating Rate Fund	$4,500,979	$13,237	$4,514,216

Unrealized gain (and loss, if any) is excluded from operations and included in accumulated other comprehensive income (loss). The Company’s comprehensive losses (net losses adjusted for changes in unrealized gains/losses on short-term investments) for 2004 and 2003 were $5,875,034 and $5,968,667, respectively.

(4)	Property and Equipment

Property and equipment consists of the following at December 31:

	2004	2003
Property and equipment	$165,394	$27,054
Less accumulated depreciation	(46,377)	(19,033)
Net property and equipment	$119,017	$8,021

(5)	Stockholders’ Equity

Common Stock

On January 13, 2004, the Company completed a private placement of 3,368,637 shares of its common stock at a per share price of $1.10. After deducting commissions and other expenses relating to the private placement, the Company received aggregate net proceeds of approximately $3,362,000. In connection with the common stock private placement and the Series A Convertible Preferred private placement, the Company issued to the placement agents a 5-year warrant to purchase 1,235,589 shares of common stock at a price of $1.10 per share.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

On July 25, 2003, the Board of Directors adopted a resolution authorizing an amendment to the certificate of incorporation providing for a 1-for-5 combination of the Company’s common stock. A resolution approving the 1-for-5 combination was thereafter consented to in writing by holders of a majority of the Company’s outstanding common stock. The 1-for-5 combination became effective on September 25, 2003. Accordingly, all share and per share information in these consolidated financial statements has been restated to retroactively reflect the 1-for-5 combination.

The Company issued 10,167,740 shares of common stock to investors during December 2001 for subscriptions receivable of $4,000 or $0.0004 per share. During 2002, the Company received the $4,000.

In August 2002, the Company entered into one-year agreements with four consultants and issued options to these consultants to purchase 101,678 shares of the Company's common stock at an exercise price of $.0039 per share expiring in August 2007. The Company valued these options at $60,589, using the minimum value method, and amortized the expense through August 2003. Therefore, the Company expensed $22,721 in 2002 and $37,868 in 2003. During 2002 and 2003 no options were exercised.

During 2002, the Company commenced a private placement and sold 239,450 shares of common stock at $8 ($0.63 post merger) per share and received proceeds of $1,704,318, net of expenses of $211,281. These shares converted into 3,043,332 shares of the Company’s common stock when the Company completed the reverse acquisition of Manhattan Research as discussed in Note 1. In addition, each investor received warrants equal to 10% of the number of shares of common stock purchased and, accordingly, Manhattan Research issued warrants to purchase 23,945 shares of common stock in 2002 in connection with the private placement. Upon the merger, these converted into warrants to purchase approximately 304,000 shares of the Company’s common stock. Each warrant had an exercise price of $8 per share, which post merger converted to approximately $0.63. These warrants expire in 2007.

During January and February 2003, the Company sold an additional 104,000 shares of common stock at $8 ($0.63, post merger) per share and warrants to purchase 10,400 shares of common stock exercisable at $8 ($0.63 post merger) through the private placement and received net proceeds of $743,691. These shares converted into 1,321,806 shares of the Company’s common stock when the Company completed its reverse acquisition of Manhattan Research. The warrants to purchase 10,400 shares of common stock converted into warrants to purchase 132,181 common shares of the Company.

In addition, in connection with the private placement, the Company issued to Joseph Stevens & Co., Inc., a NASD-member broker-dealer, warrants to purchase 130,511 shares of its common stock that are exercisable at $8 ($0.63 post merger) per share and expire in 2008. Upon the merger, these warrants converted into warrants to purchase 1,658,753 shares of common stock of the Company.

Series A Preferred Stock

On November 7, 2003, the Company completed a private placement of 1,000,000 shares of its newly-designated Series A Convertible Preferred Stock at a price of $10 per share, resulting in gross proceeds to the Company of $10,000,000 (net proceeds $9,046,176). Each share of Series A Convertible Preferred Stock is convertible at the holder’s election into shares of the company’s common stock at a conversion price of $1.10 per share. The conversion price of the Series A Convertible Preferred Stock was less than the market value of the Company’s common stock on November 7, 2003. Accordingly, the Company recorded a charge for the beneficial conversion feature associated with the convertible preferred stock of $418,182. The Series A Convertible Preferred Stock has a payment-in-kind dividend of 5 percent.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Maxim Group, LLC of New York, together with Paramount Capital, Inc., a related party, acted as the placement agents in connection with the private placement.

On all matters submitted for stockholder approval, each share of Series A stock is entitled to such number of votes as is equal to the number of common shares into which such preferred shares are then convertible. In addition, so long as at least 50 percent of the number of Series A shares originally issued are outstanding, the affirmative vote of at least two-thirds of all outstanding Series A shares voting separately as a class shall be necessary to permit, effect any one or more of the following:

•	the amendment, alteration or repeal of any provision of our certificate of incorporation or bylaws so as to adversely affect the relative rights and preferences of the Series A stock;

•	the declaration or payment of any dividend or distribution on any securities of the Company other than the Series A stock;

•
the authorization, issuance or increase of any security ranking prior to or on parity with the Series A stock in connection with a dissolution, sale of all or substantially all of our assets or other “Liquidation Event,” or with respect to the payment of any dividends or distributions;

•	the approval of any Liquidation Event; and

•	the effect any amendment of our certificate of incorporation or bylaws that would materially adversely affect the rights of the Series A stock.

(6)	Stock Options

2003 Stock Option Plan

In December 2003 the Company established the 2003 Stock Option Plan (the 2003 Plan), which provides for the granting of up to 5,400,000 options to officers, directors, employees and consultants for the purchase of stock. At December 31, 2004 and 2003, 5,400,000 shares were authorized for issuance. The options have a maximum term of 10 years and vest over a period determined by the Company’s Board of Directors (generally 3 years) and are issued at fair market value. The 2003 Plan expires on December 10, 2013 or when all options have been granted, whichever is sooner.

1995 Stock Option Plan

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

In July 1995, the Company established the 1995 Stock Option Plan (the 1995 Plan), which provided for the granting of up to 130,000 options to officers, directors, employees and consultants for the purchase of stock. In July 1996, the 1995 Plan was amended to increase the total number of shares authorized for issuance by 60,000 shares to a total of 190,000 shares and beginning with the 1997 calendar year, by an amount equal to one percent (1%) of the shares of common stock outstanding on December 31 of the immediately preceding calendar year. At December 31, 2004 and 2003, 522,381 and 298,767 shares were authorized for issuance. The options have a maximum term of 10 years and vest over a period determined by the Company’s Board of Directors (generally 4 years) and are issued at fair market value. The 1995 Plan expires June 30, 2005.

A summary of the status of the Company’s stock options as of December 31, 2004 and 2003 and changes during the years then ended is presented below:

	2004		2003
	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at beginning of year	1,392,690	$1.68	689,840	$5.00
Granted	1,672,000	1.44	876,490	0.40
Exercised	(27,600)	1.09
Cancelled	(214,950)	6.57	(173,640)	8.43

Outstanding at end of year	2,822,140	$1.17	1,392,690	$1.68

Options exercisable at year-end	1,282,292		398,617

Weighted-average fair value of options granted during the year	$0.91		$0.06

The following table summarizes the information about stock options outstanding at December 31, 2004:

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

		Remaining	Number of
Exercise	Number	contractual	options
price	outstanding	life (years)	exercisable

$0.400	876,090	8.16	730,075
0.425	400	8.15	400
0.970	503,500	8.75	113,334
1.000	97,400	7.24	97,400
1.250	175,750	7.14	160,083
1.650	1,149,000	9.08	161,000
4.375	10,000	6.14	10,000
20.938	10,000	5.28	10,000
	2,822,140		1,282,292

(7)	Stock Warrants Relating to Atlantic Technology Ventures, Inc.

As of December 31, 2004, the Company had a total of 348,901 warrants outstanding relating to Atlantic Technology Ventures, Inc. The prices of these warrants range from $2.95 to approximately $27. These warrants expire between 2005 and 2007.

(8)	Related-Party Transactions

In 2004 and 2003 the Company entered into consulting agreements with certain members of its Board of Directors. These agreements required aggregate payments of $10,417 per month. Consulting expense under these agreements was approximately $173,000 and $125,000 for the years ended December 31, 2004 and 2003, respectively. These agreements were terminated during 2004.

Oleoylestrone Developments, SL

Pursuant to the terms of a license agreement dated February 15, 2002 by and between Manhattan Research Development, Inc., the Company’s wholly owned subsidiary, and Oleoylestrone Developments, SL (“OED”), the Company has an exclusive, worldwide license to U.S. and foreign patents and patent applications relating to certain technologies. Although the Company is not obligated to pay royalties to OED, the license agreement requires the Company to make certain performance-based milestone payments. See Note 10. OED currently owns approximately 16 percent of the Company’s outstanding common stock. Additionally, Mr. Pons, a member of the Company’s board of directors, is chief executive officer of OED.

NovaDel Pharma Inc.

As discussed in Note 10, pursuant to the terms of a license agreement dated April 4, 2003 by and between the Company and NovaDel Pharma Inc. (NovaDel), the Company has the rights to develop NovaDel’s proprietary lingual spray technology to deliver propofol for preprocedural sedation. The license agreement with NovaDel requires the Company to make certain license and milestone payments, as well as pay royalties. During 2003, the Company paid aggregate license fees of $500,000 to NovaDel under the license agreement. In 2004, there were no similar payments made to NovaDel. Lindsay A. Rosenwald, who beneficially owns more than 10 percent of the Company’s common stock, also beneficially owns in excess of 20 percent of the common stock of NovaDel and may therefore be deemed to be an affiliate of that company.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Paramount BioCapital, Inc.

Two members of the Company’s board of directors, Timothy McInerney and Michael Weiser, are also employees of Paramount BioCapital, Inc. or one of its affiliates. In addition, two members of the Company’s board of directors, Joshua Kazam and David Tanen were employed by Paramount BioCapital through August 2004. The sole shareholder of Paramount BioCapital, Inc. (Paramount BioCapital) is Lindsay A. Rosenwald, M.D. Dr. Rosenwald beneficially owns more than 10 percent of the Company’s common stock as of December 31, 2004. In November 2003, the Company paid to Paramount BioCapital approximately $460,000 as commissions earned in consideration for placement agent services rendered in connection with the private placement of the Company’s Series A Convertible Preferred Stock, which amount represented 7 percent of the shares sold by Paramount BioCapital in the offering. In addition, in January 2004, the Company paid approximately $260,000 as commissions earned in consideration for placement agent services rendered by Paramount BioCapital in connection with a private placement of the Company’s common stock, which amount represented 7 percent of the shares sold by Paramount BioCapital in the private placement. In connection with both private placements and as a result of their employment with Paramount BioCapital, Mr. Kazam, Mr. McInerney and Dr. Weiser were allocated 5-year placement agent warrants to purchase 60,174, 58,642 and 103,655 shares of the Company’s common stock, respectively, at a price of $1.10 per share.

(9)	Income Taxes

There was no current or deferred tax expense for the years ended December 31, 2004 and 2003 because of the Company’s operating losses.

The components of deferred tax assets as of December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Tax loss carryforwards	$4,175,000	$1,889,000
Research and development credit	226,000	51,000
License and other costs	115,000	84,000
Gross deferred tax assets	4,516,000	2,024,000
Less valuation allowance	(4,516,000)	(2,024,000)
Net deferred tax assets	$—	$—

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

The reasons for the difference between actual income tax benefit for the years ended December 31, 2004 and 2003 and the amount computed by applying the statutory federal income tax rate to losses before income tax benefit are as follows:

	2004		2003
		% of		% of
		pretax		pretax
	Amount	loss	Amount	loss

Income tax benefit at statutory rate	$(2,005,000)	(34.0%)	$(2,027,000)	(34.0%)
State income taxes, net of Federal tax	(342,000)	(5.8%)	(354,000)	(5.9%)
Change in valuation allowance	2,492,000	42.3%	1,568,000	26.3%
Credits generated in current year	(175,000)	(3.0%)	(30,000)	(0.5%)
Impairment of intangible assets	—	—	424,000	7.1%
Loss on sale of intangible assets	—	—	412,000	6.9%
Other, net	30,000	0.5%	7,000	0.1%
Income tax benefit	$—	—%	$—	—%

A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 2004 and 2003 was an increase of $2,492,000 and $1,568,000, respectively. The tax benefit assumed using the federal statutory tax rate of 34% has been reduced to an actual benefit of zero due principally to the aforementioned valuation allowance.

At December 31, 2004, the Company had potentially utilizable federal and state net operating loss tax carryforwards of approximately $10,619,000. The net operating loss carryforwards expire in various amounts through 2024 for federal and state tax purposes. The Tax Reform Act of 1986 contains provisions, which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. As a result of the merger with Manhattan Research Development, Inc. in February 2003, the Company incurred a significant change in its ownership, limiting its ability to utilize net operating loss carryforwards to approximately $100,000 annually. If the Company has taxable income in the future which exceeds this permissible annual net operating loss carryforward, the Company would incur a federal income tax liability even though net operating loss carryforwards would be available in future years. At December 31, 2004, the Company also had research and development credit carryforwards of approximately $226,000 for federal tax purposes which expire in various amounts through 2024.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(10)	License and Consulting Agreements

On February 15, 2002, the Company entered into a License Agreement (the "License Agreement") with OED. Under the terms of the License Agreement, OED granted to the Company a world-wide license to make, use, lease and sell the products incorporating the licensed technology (see Note 1). OED also granted to the Company the right to sublicense to third parties the licensed technology or aspects of the licensed technology with the prior written consent of OED. OED retains an irrevocable, nonexclusive, royalty-free right to use the licensed technology solely for its internal, noncommercial use. The License Agreement shall terminate automatically upon the date of the last to expire patent contained in the licensed technology or upon the Company's bankruptcy. OED may terminate the License Agreement in the event of a material breach by the Company that is not cured within the notice period. The Company may terminate the License Agreement for any reason upon 60 days notice.

Under the License Agreement, the Company agreed to pay to OED certain licensing fees which are being expensed as they are incurred. Through December 31, 2004, the Company paid $175,000 in licensing fees which is included in 2002 research and development expense. In addition, pursuant to the License Agreement, the Company issued 1,000,000 shares of its common stock to OED. The Company valued these shares at their then estimated fair value of $1,000.

In connection with the License Agreement, the Company has agreed to future milestone payments to OED as follows:

(i) $250,000 upon the treatment of the first patient in a Phase I clinical trial under a Company-sponsored investigational new drug application ("IND"); (ii) $250,000 upon the treatment of the first patient in a Phase II clinical trial under a Company-sponsored IND; (iii) $750,000 upon the first successful completion of a Company-sponsored Phase II clinical trial under a Company-sponsored IND; (iv) $2,000,000 upon the first successful completion of a Company-sponsored Phase III clinical trial under a Company sponsored IND; and (v) $6,000,000 upon the first final approval of the first new drug application for the first licensed product by the United States Food and Drug Administration (“FDA”).

In addition to the License Agreement, the Company entered into a consulting agreement with OED. The agreement became effective in February 2002, at a fee of $6,250 per month, and will terminate when the License Agreement terminates. The fees associated with the consulting agreement are expensed as incurred. OED agreed to serve as a member of the Company's Scientific Advisory Board and to render consultative and advisory services to the Company. Such services include research, development and clinical testing of the Company's technology as well as the reporting of the findings of such tests, assistance in the filing of patent applications and oversight and direction of efforts in regards to personnel for clinical development.

In April 2003, the Company entered into a license and development agreement with NovaDel Pharma, Inc. (“NovaDel”), under which the Company received certain worldwide, exclusive rights to develop and commercialize products related to NovaDel’s proprietary lingual spray technology for delivering propofol for pre-procedural sedation. Under the terms of this agreement, the Company agreed to use its commercially reasonable efforts to develop and commercialize the licensed products, to obtain necessary regulatory approvals and to thereafter exploit the licensed products. The agreement also provides that NovaDel will undertake to perform, at the Company’s expense, a substantial portion of the development activities, including, without limitation, preparation and filing of various applications with applicable regulatory authorities. Holders of a significant portion of the Company’s common stock own a significant portion of the common stock of NovaDel.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

In consideration for our rights under the NovaDel license agreement, we paid NovaDel an initial license fee of $500,000 upon the completion of our $10 million private placement of Series A Convertible Preferred Stock in November 2003. In addition, the license agreement requires us to make certain milestone payments as follows: $1,000,000 payable following the date that the first IND for lingual spray propofol is accepted for review by the FDA; $1,000,000 following the date that the first European Marketing Application is accepted for review by any European Union country; $2,000,000 following the date when the first filed NDA for lingual spray propofol is approved by the FDA; $2,000,000 following the date when the first filed European Marketing Application for lingual spray propofol is accepted for review; $1,000,000 following the date on which an application for commercial approval of lingual spray propofol is approved by the appropriate regulatory authority in each of Australia, Canada, Japan and South Africa; and $50,000 following the date on which an application for commercial approval for lingual spray propofol is approved in any other country (other than the U.S. or a member of the European Union).

In addition, the Company is obligated to pay to NovaDel an annual royalty based on a fixed rate of net sales of licensed products, or if greater, the annual royalty is based on the Company’s net profits from the sale of licensed products at a rate that is twice the net sales rate. In the event the Company sublicenses the licensed product to a third party, the Company is obligated to pay royalties based on a fixed rate of fees or royalties received from the sublicensee until such time as the Company recovers its out-of-pocket costs, and thereafter the royalty rate doubles. Because of the continuing development efforts required of NovaDel under the agreement, the royalty rates are substantially higher than customary for the industry. The Company is also required to pay an up-front fee in installments contingent on whether the Company receives certain amounts through financings, revenues or otherwise. Through December 31, 2003, the Company has paid and expensed $500,000 of such up-front fee.

NovaDel may terminate the agreement (i) upon 10 days’ notice if the Company fails to make any required milestone or royalty payments, or (ii) if the Company becomes bankrupt or if a petition in bankruptcy or insolvency is filed and not dismissed within 60 days or if the Company becomes subject to a receiver or trustee for the benefit of creditors. Each party may terminate the agreement upon 30 days’ written notice and an opportunity to cure in the event the other party committed a material breach or default. The Company may also terminate the agreement for any reason upon 90 days’ notice to NovaDel.

On August 22, 2003, the Company sold all of its remaining rights to its CT-3 technology to Indevus Pharmaceuticals, Inc. (“Indevus”), the Company’s licensee, for aggregate consideration of approximately $559,000. The purchase price was paid through a combination of cash and shares of Indevus’ common stock. On the same date, the Company settled its arbitration with Dr. Sumner Burstein, the inventor of the CT-3 technology, which includes a complete mutual release from all claims that either party had against the other. As a result of the sale of the Company’s rights to the CT-3 technology to Indevus, the Company recorded a one-time charge of $1,213,878 in 2003.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

On August 8, 2003, Bausch & Lomb informed the Company that it had elected not to pursue its development of the Avantix technology effective August 11, 2003. According to the terms of Company’s agreement with Bausch & Lomb, the Company may re-acquire the technology from Bausch & Lomb and sell or re-license the technology to a third party. The price to re-acquire the technology from Bausch & Lomb is 50 percent of the proceeds from a third party sale to a maximum of $3 million. The Company has no further obligation under the agreement. As a result of Bausch & Lomb’s decision not to develop the Avantix technology, the Company recorded a one-time charge of $1,248,230 in 2003 for the impairment of the related intangible asset.

(11)	Commitments and Contingencies

Legal Proceedings

The Company is currently not party to any claims or lawsuits.

Employment Agreement

The Company has an employment agreement with one employee for the payment of a base salary of $175,000 as well as performance based bonuses. The agreement is for a term of two years and has a remaining obligation of $350,000.

Consulting Agreements

The Company had month to month agreements with certain employees requiring aggregate monthly payments of $20,834. These agreements were terminated during 2004.

Leases

Rent expense for the years ended December 31, 2004 and 2003 was $112,176 and $93,346, respectively.

Future minimum rental payments subsequent to December 31, 2004 under an operating lease for the Company's office facility are as follows:

Years Ending December 31,	Commitment
2005	$141,600
2006	$141,600
2007	$141,600
2008	$100,000

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(12)	Subsequent Events

On January 5, 2005, the Company announced it had signed a letter of intent to merge with Tarpan Therapeutics, Inc. (“Tarpan”), a privately-held, New York-based pharmaceutical company developing dermatological therapeutics, in an all stock transaction. Upon consummation of the transaction, Tarpan shareholders will own approximately 20% of the shares of Manhattan on a fully-diluted basis.

Pursuant to the merger, Douglas Abel, President and CEO of Tarpan will be appointed Chief Executive Officer of the Company, overseeing all operations and clinical development.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

Condensed Balance Sheets
March 31, 2005 and December 31, 2004
(Unaudited)

	March 31,	December 31,
Assets	2005	2004

Current assets:
Cash	$6,777	$12,202

Total current assets	6,777	12,202

Computer equipment, net	2,037	2,156

Total assets	$8,814	$14,358

Liabilities and Stockholders’ Deficiency

Current liabilities:
Accounts payable and accrued expenses	$26,052	$4,939
Accrued interest - related parties	17,318	11,397
Due to related parties	3,381	—

Total liabilities	46,751	16,336

Notes payable - related parties	630,702	550,702

Total liabilities	677,453	567,038

Commitments

Stockholders’ deficiency:
Preferred stock, $.001 par value; 5,000,000 shares authorized;
none issued	—	—
Common stock, $.001 par value; 20,000,000 shares authorized;
4,000,000 shares issued and outstanding	4,000	4,000
Deferred compensation	(118,668)	(129,970)
Additional paid-in capital	135,621	135,621
Deficit accumulated during development stage	(689,592)	(562,331)

Total stockholders’ deficiency	(668,639)	(552,680)

Total liabilities and stockholders' deficiency	$8,814	$14,358

See accompanying notes to unaudited condensed financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

Condensed Statements of Operations
Three months ended March 31, 2005 and 2004 and cumulative period from July 16, 2003 (inception) to March 31, 2005
(Unaudited)

			Cumulative
			period from
			July 16, 2003
			(inception) to
	Three months ended March 31,		March 31,
	2005	2004	2005

Operating expenses:
Research and development, principally license fee	$—	$25,000	$307,555
General and administrative	119,901	—	363,280

Total operating expenses	119,901	25,000	670,835

Loss from operations	(119,901)	(25,000)	(670,835)

Interest expense	(7,360)	—	(18,757)

Net loss	$(127,261)	$(25,000)	$(689,592)

See accompanying notes to unaudited condensed financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

Condensed Statement of Stockholders' Deficiency
For the three months ended March 31, 2005
(Unaudited)

Deficit
				accumulated	Total
			Additional	during the	stock–
Common stock		Deferred	paid-in	development	holders'
Shares	Amount	compensation	capital	stage	deficiency

Balance at January 1, 2005	4,000,000	$4,000	$(129,970)	$135,621	$(562,331)	$(552,680)

Amortization of deferred compensation	—	—	11,302	—	—	11,302
Net loss	—	—	—	—	(127,261)	(127,261)

Balance at March 31, 2005	4,000,000	$4,000	$(118,668)	$135,621	$(689,592)	$(668,639)

See accompanying notes to unaudited condensed financial statements.

MANHATTAN PHARMACEUTICALS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

TARPAN THERAPEUTICS. INC.
(A Development Stage Company)

Condensed Statements of Cash Flows
Three months ended March 31, 2005 and 2004 and cumulative period from July 16, 2003 (inception) to March 31, 2005
(Unaudited)

			Cumulative
			period from
			July 16, 2003
			(inception) to
	Three months ended March 31,		March 31,
	2005	2004	2005
Cash flows from operating activities:
Net loss	$(127,261)	$(25,000)	$(689,592)
Adjustments to reconcile net loss to
net cash used in operating activities:
Expenses paid by related entities on behalf of company	3,381	—	309,083
Amortization of deferred compensation	11,302	—	16,953
Depreciation	119	—	359
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	21,113	—	26,052
Accrued interest - related parties	5,921	—	17,318

Net cash used in operating activities	(85,425)	(25,000)	(319,827)
Cash flows from investing activities:
Purchase of computer equipment	—	—	(2,396)

Net cash used in investing activities	—	—	(2,396)
Cash flows from financing activities:
Proceeds from notes from related parties	80,000	25,000	325,000
Receipt of cash for subscription receivable	—	—	4,000

Net cash provided by financing activities	80,000	25,000	329,000

Net increase (decrease) in cash	(5,425)	—	6,777

Cash at beginning of period	12,202	—	—
Cash at end of period	$6,777	$—	$6,777
Supplemental disclosure of cash flow information:

Stock options granted to the Company's Chief Executive Officer	$—	$—	$135,621

See accompanying notes to unaudited condensed financial statements.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2005

(1)	BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements of Tarpan Therapeutics, Inc. ("Tarpan" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, the financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2005 or for any subsequent period. These unaudited condensed financial statements should be read in conjunction with the audited financial statements included elsewhere in this prospectus.

(2)	LIQUIDITY

On April 1, 2005, Manhattan Pharmaceuticals, Inc. ("Manhattan") entered into an Agreement and Plan of Merger ("the Agreement") with Tarpan. Pursuant to the Agreement, Manhattan issued 10,731,052 shares of its common stock to Tarpan's stockholders in exchange for 100% of the outstanding common stock of Tarpan. Manhattan is a pharmaceutical company that acquires and develops proprietary prescription drugs.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the three months ended March 31, 2005 and from inception, the Company has reported a net loss of $689,592 and negative cash flows from operating activities of $319,827 and, at March 31, 2005, it had a working capital deficiency of $39,974 and a stockholders' deficiency of $668,639. As discussed above, Manhattan acquired 100% of Tarpan's assets and assumed 100% of its liabilities. Manhattan has also incurred losses from inception and as of March 31, 2005, had a deficit accumulated during the development stage of $15,508,580. Based on the resources available to the Company and Manhattan, at March 31, 2005, management believes that the combined company will continue to incur net losses through at least March 31, 2006 and will need additional equity or debt financing or will need to generate revenues from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)	STOCK OPTIONS

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides for the use of a fair value based method of accounting for employee stock compensation. The Company has elected to account for employee stock options using the fair value based method of accounting.

On November 14, 2004, the Company granted stock options to the Company's Chief Executive Officer to purchase 301,000 shares of the Company's common stock at an exercise price of $2.00 per share. These options vest equally over a three-year period and expire on November 14, 2014. The Company valued the options on the date of grant using the minimum value method and recorded a deferred stock-based compensation charge of $135,621, which represents the estimated fair value of the options granted. Such amount is being amortized over the vesting period of the stock options on a straight-line basis. The Company recorded compensation expense of $11,302 for the three months ended March 31, 2005 in conjunction with this grant. There were no options granted during the first quarter of 2005.

(4)	RELATED PARTY TRANSACTIONS

Note Payable

At various times during the three months ended March 31, 2005, the Company issued 5% promissory notes payable totaling $80,000 to Paramount BioCapital Investments, LLC, an affiliate of a significant stockholder of the Company. These notes and other notes previously issued to related parties which had an aggregate balance of $630,702 at March 31, 2005 were initially due to mature on various dates from January 2007 through December 2007 (see Note 5).

Administrative Services

The Company pays monthly fees for administrative services of $500 to Paramount BioCapital Investments, LLC. For the three months ended March 31, 2005, the Company has accrued $1,500 for administrative services.

(5)	SUBSEQUENT EVENTS

On April 1, 2005, the Company entered into the Agreement and Plan of Merger (the “Agreement”) with Manhattan Pharmaceuticals, Inc., a Delaware corporation (“Manhattan”), and Tarpan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Manhattan (“TAC”). The Agreement provided that TAC would merge with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Manhattan (the “Merger”). The Merger was completed April 1, 2005. In consideration for their shares of capital stock and in accordance with the Agreement, the stockholders of the Company received a number of shares of Manhattan’s common stock such that, upon the effective time of the Merger, the Company’s stockholders collectively received (or are entitled to receive) approximately 20 percent of Manhattan’s outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of common stock underlying outstanding options, warrants and other rights). Based on the number of fully-diluted outstanding shares of Manhattan’s common stock on the date of the Merger, the Company’s stockholders as of April 1, 2005 will receive an aggregate of 10,731,052 shares of Manhattan’s common stock in the Merger. At the time of the Merger, the Company had outstanding indebtedness of approximately $651,000 resulting from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the Merger to provide that one-half of the outstanding indebtedness was payable upon completion of the Merger and the remaining one-half will be payable at such time as Manhattan raises at least $5 million in new financing.

Several of the Company’s former stockholders are directors or significant stockholders of Manhattan. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of our common stock and beneficially own approximately 26 percent Manhattan’s common stock. In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom are members of Manhattan’s board of directors, collectively owned approximately 13.4 percent of the Company's outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Tarpan Therapeutics, Inc.

We have audited the accompanying balance sheets of Tarpan Therapeutics, Inc. (A Development Stage Company) as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year ended December 31, 2004, the period from July 16, 2003 (Inception) to December 31, 2003 and the cumulative amounts for the period from July 16, 2003 (Inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tarpan Therapeutics, Inc. as of December 31, 2004 and 2003, and its results of operations and cash flows for the year ended December 31, 2004, the period from July 16, 2003 (Inception) to December 31, 2003 and the cumulative amounts for the period from July 16, 2003 (Inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have prepared assuming that the Company will continue as a going concern. As discussed in Note 1, from its inception the Company has incurred net losses and negative cash flows from operating activities and had working capital and stockholders' deficiencies at December 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
April 1, 2005

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

ASSETS	2004	2003

Current assets - cash	$12,202	$—
Computer equipment, net of accumulated depreciation
of $240	2,156	—

Totals	$14,358	$—

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	$4,939	$—
Accrued interest - related parties	11,397	—
Total current liabilities	16,336	—

Notes payable - related parties	550,702	—
Total liabilities	567,038	$—

Commitments

Stockholders' deficiency:
Preferred stock, $.001 par value; 5,000,000 shares
authorized; none issued	—	—
Common stock, $.001 par value; 20,000,000 shares
authorized, 4,000,000 shares issued and outstanding	4,000	4,000
Less stock subscription receivable		(4,000)
Deferred compensation	(129,970)	—
Additional paid-in capital	135,621	—
Deficit accumulated during the development stage	(562,331)	—
Total stockholders' deficiency	(552,680)	—

Totals	$14,358	$—

See Notes to Financial Statements.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004, PERIOD FROM JULY 16, 2003
(Inception) TO DECEMBER 31, 2003 AND
PERIOD FROM JULY 16, 2003 (Inception) TO DECEMBER 31, 2004

		Period from	Period from
	Year	July 16, 2003	July 16, 2003
	Ended	(Inception) to	(Inception) to
	December	December	December
	31, 2004	31, 2003	31, 2004

Operating expenses:
Research and development, principally
license fee	$307,555		$307,555
General and administrative	243,379		243,379
Totals	550,934		550,934

Loss from operations	(550,934)		(550,934)

Interest expense	(11,397)		(11,397)

Net loss	$(562,331)	$—	$(562,331)

See Notes to Financial Statements.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
YEAR ENDED DECEMBER 31, 2004 AND PERIOD FROM JULY 16, 2003 (Inception) TO DECEMBER 31, 2003

						Deficit
						Accumulated
			Stock		Additional	During the
	Common Stock		Subscription	Deferred	Paid-in	Development
	Shares	Amount	Receivable	Compensation	Capital	Stage	Total

Issuance of common stock
to founders in July 2003
at $.001 per share	4,000,000	$4,000	$(4,000)

Balance, December 31, 2003	4,000,000	4,000	(4,000)

Payments received for
stock subscriptions
from founders			4,000				$4,000

Issuance of stock options				$(135,621)	$135,621

Amortization of deferred
compensation				5,651			5,651

Net loss						$(562,331)	(562,331)

Balance, December 31, 2004	4,000,000	$4,000	$—	$(129,970)	$135,621	$(562,331)	$(552,680)

See Notes to Financial Statements.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2004,
PERIOD FROM JULY 16, 2003 (Inception) TO DECEMBER 31, 2003 AND
THE PERIOD FROM JULY 16, 2003 (Inception) TO DECEMBER 31, 2004

		Period from	Period from
	Year	July 16, 2003	July 16, 2003
	Ended	(Inception) to	(Inception) to
	December	December	December
	31, 2004	31, 2003	31, 2004

Cash flows from operating activities:
Net loss	$(562,331)		$(562,331)
Adjustments to reconcile net loss to
net cash used in operating activities:
Expenses paid by related entities on
behalf of the Company	305,702		305,702
Amortization of deferred compensation	5,651		5,651
Depreciation	240		240
Changes in operating assets and liabilities:
Accounts payable and accrued
expenses	4,939		4,939
Accrued interest - related parties	11,397		11,397
Net cash used in operating
activities	(234,402)		(234,402)

Cash flows from investing activities - purchase of computer
equipment	(2,396)		(2,396)

Cash flows from financing activities:
Proceeds from notes from related parties	245,000		245,000
Receipt of cash for stock subscription
receivable	4,000		4,000
Net cash provided by financing
activities	249,000		249,000

Net increase in cash	12,202	$—	12,202

Cash, beginning of period	—	—	—

Cash, end of period	$12,202	$—	$12,202

Supplemental schedule of noncash financing activities:
Stock options granted to the Company's
Chief Executive Officer	$135,621		$135,621

See Notes to Financial Statements.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business, basis of presentation and summary of significant accounting policies:
Business:
Tarpan Therapeutics, Inc. ("Tarpan" or the "Company") was incorporated in the State of Delaware on July 16, 2003. Tarpan is a specialty pharmaceutical company focused on the acquisition, development and commercialization of innovative pharmaceutical products. The Company’s currently licensed compound targets the treatment of skin disorders.

Basis of presentation:
The Company's primary activities since incorporation have been organizational activities, including recruiting personnel, establishing office facilities, payment of a license fee, performing business and financial planning and raising capital through the issuance of notes payable. Accordingly, the Company is considered to be in the development stage.

On April 1, 2005, Manhattan Pharmaceuticals, Inc. ("Manhattan") entered into an Agreement and Plan of Merger (the "Agreement") with Tarpan. Pursuant to the Agreement, Manhattan issued 10,731,052 shares of its common stock to Tarpan's stockholders in exchange for 100% of the outstanding common stock of Tarpan. Manhattan is a pharmaceutical company that acquires and develops proprietary prescription drugs.

The Company's financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended December 31, 2004 and from inception, the Company has reported a net loss of $562,331 and negative cash flows from operating activities of $234,402 and, at December 31, 2004, it had a working capital deficiency of $4,134 and a stockholders' deficiency of $552,680. As discussed above, Manhatan acquired 100% of Tarpan's assets and assumed 100% of its liabilities. Manhattan has also incurred losses from inception and as of December 31, 2004, had a deficit accumulated during the development stage of $13,955,035. Based on the resources available to the Company and Manhattan, at December 31, 2004, management believes that the combined company will continue to incur net losses through at least December 31, 2005 and will need additional equity or debt financing or will need to generate revenues from the licensing of its products or by entering into strategic alliances to be able to sustain its operations until it can achieve profitability, if ever. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business, basis of presentation and summary of significant accounting policies (continued):
Computer equipment:
Computer equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the related asset of five years.

Research and development:
Research and development costs are expensed as incurred.

In 2004, the Company incurred costs of $300,000 for license fees which have been expensed (see Note 3).

Income taxes:
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," a deferred tax asset or liability is determined based on temporary differences between the financial statement and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these assets and liabilities are expected to be recovered or settled. The Company provides a valuation allowance when it is more likely than not that the net deferred tax assets will not be realized.

Stock-based compensation:
Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides for the use of a fair value based method of accounting for employee stock compensation. The Company has elected to account for employee stock options using the fair value based method of accounting.

On November 14, 2004, the Company granted stock options to the Company's Chief Executive Officer to purchase 301,000 shares of the Company's common stock at an exercise price of $2.00 per share. These options vest equally over a three-year period and expire on November 14, 2014. The Company valued the options on the date of grant using the minimum value method and recorded a deferred stock-based compensation charge of $135,621, which represents the estimated fair value of the options granted. Such amount will be amortized over the vesting period of the stock options on a straight-line basis. The Company recorded compensation expense of $5,651 for the year ended December 31, 2004 in conjunction with this grant. The expected future amortization expense for the deferred stock-based compensation for stock option grants through December 31, 2004 is as follows:

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Business, basis of presentation and summary of significant accounting policies (concluded):
Stock-based compensation (concluded):

Year Ending
December 31,	Amount

2005	$45,207
2006	45,207
2007	39,556

Total	$129,970

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2004	2003

Dividend yield	0%	N/A
Risk-free interest rate	3.68%	N/A
Volatility	0%	N/A
Expected life	7 years	N/A

Note 2 - Related party transactions:
Notes payable:
At various times during 2004, the Company issued 5% promissory notes payable totaling $550,702 to both Paramount BioCapital Investments, LLC and Horizon Biomedical Ventures LLC, both of which are affiliates of a significant stockholder of Tarpan. These notes mature on various dates from January 2007 through December 2007 (see Note 7). The Company received proceeds totaling $245,000 from these notes payable and the related balance of these notes payable were issued to the lenders for expenses paid on behalf of the Company.

Administrative services:
The Company pays monthly fees for administrative services of $500 to Paramount BioCapital Investments, LLC. For the year ended December 31, 2004, the Company has accrued $1,500 for administrative services.

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 3 - License agreement:
The Company is a specialty pharmaceutical company focused on acquiring, developing and commercializing innovative pharmaceutical products. In April 2004, the Company entered into an agreement to acquire the rights to an exclusive, world-wide, royalty-bearing sublicense to develop and commercialize a technology for topical dermatologic products for localized usage at the delivery zone (the "Novasome Technology").

The amount expended under these agreements and charged to research and development expense during the year ended December 31, 2004 was $300,000. Future potential milestone payments under this agreement total approximately $9,100,000. The Company may also owe the licensor royalty payments based on future net sales, as defined, from Novasome Technology. There are no minimum royalties required under the agreement.

Note 4 - Stockholders' deficiency:
In 2003, the Company issued 4,000,000 shares of common stock to its founders for subscriptions receivable of $4,000 or $.001 per share. During 2004, the Company received the $4,000.

The Company has a stock inventive plan (the "Plan") under which incentive stock options may be granted to officers, directors, consultants and key employees of the Company for the purchase of up to 1,000,000 shares of common stock.

A summary of the Company's stock option activity and related information for the year ended December 31, 2004 is as follows:

			Weighted
			Average
	Available		Exercise
	for Grant	Granted	Price

Establish 2004 Stock Option Plan	1,000,000
2004 option grants	(301,000)	301,000	$2.00

Balance, December 31, 2004	699,000	301,000

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

Note 4 - Stockholders' deficiency (concluded):
The exercise price for all vested and unvested options outstanding is $2.00 per share. The average remaining contractual life of options outstanding at December 31, 2004 is 9.875 years. The average fair value of options granted during the year ended December 31, 2004 was approximately $.45 per share. At December 31, 2004, no options were vested and no options have been exercised.

Note 5 - Income taxes:
There was no current or deferred income tax expense for the year ended December 31, 2004 or the period from July 16, 2003 (date of inception) to December 31, 2003.

The Company's deferred tax assets as of December 31, 2004 and 2003 are as follows:

	2004	2003
Net operating loss carryforwards - Federal	$189,000
Net operating loss carryforwards - state	34,000
Total	223,000
Less valuation allowance	(223,000)
Deferred tax assets	$—	$—

At December 31, 2004, the Company had potentially utilizable Federal and state net operating loss tax carryforwards of approximately $555,000.

The utilization of the Company's net operating losses may be subject to a substantial limitation due to the "change of ownership provisions" under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating loss carryforwards before their utilization.

Note 6 - Employment agreement:
The Company has entered into a three-year employment agreement with its President and Chief Executive Officer at $300,000 annually. In addition, the Company is required to pay its President and Chief Executive Officer a guaranteed bonus of $200,000 payable in two equal installments. The first installment of $100,000 is payable on May 15, 2005 and the second installment is payable on November 15, 2005.

Note 7 - Subsequent events:
During the period from January 1, 2005 through March 14, 2005, the Company issued $80,000 of additional promissory notes to Paramount BioCapital Investments, LLC (see Note 1).

TARPAN THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

On April 1, 2005, the Company entered into the Agreement with Manhattan, a Delaware corporation, and Tarpan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Manhattan (“TAC”). The Agreement provided that TAC would merge with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Manhattan (the “Merger”). The Merger was completed April 1, 2005. In consideration for their shares of capital stock and in accordance with the Agreement, the stockholders of the Company received a number of shares of Manhattan’s common stock such that, upon the effective time of the Merger, the Company’s stockholders collectively received (or are entitled to receive) approximately 20 percent of Manhattan’s outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of common stock underlying outstanding options, warrants and other rights). Based on the number of fully-diluted outstanding shares of Manhattan’s common stock on the date of the Merger, the Company’s stockholders as of April 1, 2005 will receive an aggregate of 10,731,052 shares of Manhattan’s common stock in the Merger. At the time of the Merger, the Company had outstanding indebtedness of approximately $651,000 resulting from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the Merger to provide that one-half of the outstanding indebtedness was payable upon completion of the Merger and the remaining one-half will be payable at such time as Manhattan raises at least $5 million in new financing.

Several of the Company’s former stockholders are directors or significant stockholders of Manhattan. Dr. Rosenwald and various trusts established for the benefit of Dr. Rosenwald and members of his immediate family collectively beneficially owned approximately 46 percent of our common stock and beneficially own approximately 26 percent Manhattan’s common stock. In addition, Joshua Kazam, David Tanen, Dr. Michael Weiser and Timothy McInerney, all of whom are members of Manhattan’s board of directors, collectively owned approximately 13.4 percent of the Company's outstanding common stock. Dr. Weiser and Mr. McInerney are also employed by Paramount BioCapital, Inc., an entity owned and controlled by Dr. Rosenwald.

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On April 1, 2005, Manhattan Pharmaceuticals, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Tarpan Therapeutics, Inc., a Delaware corporation (“Tarpan”), and Tarpan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“TAC”). The Agreement provided that TAC would merge with and into Tarpan, with Tarpan remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The Merger was completed April 1, 2005. In consideration for their shares of Tarpan capital stock and in accordance with the Agreement, the stockholders of Tarpan received a number of shares of the Company’s common stock such that, upon the effective time of the Merger, the Tarpan stockholders collectively received approximately 20 percent of the Company’s outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of common stock underlying outstanding options, warrants and other rights). Based on the number of fully-diluted outstanding shares of the Company’s common stock on the date of the Merger, the former stockholders of Tarpan received an aggregate of 10,731,052 shares of the Company’s common stock in the Merger. At the time of the Merger, Tarpan had outstanding indebtedness of approximately $651,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the Merger to provide that one-half of the outstanding indebtedness was payable upon completion of the Merger and the remaining one-half will be payable at such time as the Company raises at least $5 million in new financing.

The Unaudited Pro Forma Condensed Combined Statements of Operations combine the historical consolidated statements of operations of the Company and Tarpan giving effect to the merger as if it had been consummated on January 1, 2004.

You should read this information in conjunction with the:
Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

Separate audited historical consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 and for the period from August 6, 2001 (inception) to December 31, 2004 included elsewhere in this prospectus;

Separate unaudited historical consolidated financial statements of the Company as of and for the six months ended June 30, 2005 and 2004 and the period from August 6, 2001 (inception) to June 30, 2005 included elsewhere in this prospectus;

Separate audited and unaudited historical financial statements of Tarpan as of December 31, 2004 and 2003 and March 31, 2005 and for the year ended December 31, 2004, the period from July 16, 2003 (inception) to December 31, 2003 and 2004 and the three months ended March 31, 2005 and 2004 and the period from July 16, 2003 (inception) to March 31, 2005 which are included elsewhere in this prospectus.

We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our results of operations actually would have been had we completed the merger on January 1, 2004. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company.

We prepared the unaudited pro forma condensed combined financial information using the purchase method of accounting with the Company treated as the acquirer. Accordingly, the Company’s cost to acquire Tarpan has been allocated to the assets acquired and liabilities assumed (substantially in process research and development ("IPR&D")) based upon their estimated fair values as of the date of acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Development Stage Companies)

For the six months ended June 30, 2005
(Unaudited)
($000, except share information)

	Manhattan	Tarpan	Pro Forma	Pro Forma
	Pharmaceuticals, Inc.	Therapeutics, Inc.	Adjustments	Combined

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	1,921	—		1,921
General and administrative	1,046	120		1,166
In-process research and development charge	11,888	—	(11,888)	—
Total operating expenses	14,855	120	(11,888)	3,087

Operating loss	(14,855)	(120)	11,888	(3,087)

Other, net	(68)	7	—	(61)
Net loss	(14,787)	(127)	11,888	(3,026)

Preferred stock dividends (including imputed amounts)	(252)	—	—	(252)
Net loss applicable to common shares	$(15,039)	$(127)	$11,888	$(3,278)

Net loss per common share:
Basic and diluted	$(0.43)			$(0.08)

Weighted average shares of common stock outstanding:
Basic and diluted	34,663,130			40,058,300

See accompanying notes to unaudited condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(Development Stage Companies)

For the year ended December 31, 2004
(Unaudited)
($000, except share information)

	Manhattan Pharmaceuticals, Inc.	Tarpan Therapeutics, Inc.	Pro Forma Adjustments	Pro Forma Combined

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	4,153	308	—	4,461
General and administrative	1,990	243	—	2,233

Total operating expenses	6,143	551	—	6,694

Operating loss	(6,143)	(551)	—	(6,694)

Other, net	(247)	11	—	(236)

Net loss	(5,896)	(562)	—	(6,458)

Preferred stock dividends (including imputed amounts)	(586)	—	—	(586)

Net loss applicable to common shares	$(6,482)	$(562)	$—	$(7,044)

Net loss per common share:
Basic and diluted	$(0.24)			$(0.19)

Weighted average shares of common stock outstanding:
Basic and diluted	26,936,658			37,667,710

See accompanying notes to unaudited condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(1) Description of Transaction and Basis of Presentation

On April 1, 2005, Manhattan Pharmaceuticals, Inc. (the “Company”) consummated an Agreement and Plan of Merger (the “Agreement”) with Tarpan Therapeutics, Inc., a Delaware corporation (“Tarpan”), and Tarpan Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“TAC”). The Agreement provided that TAC would merge with and into Tarpan, with Tarpan remaining as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The Merger was completed April 1, 2005. In consideration for their shares of Tarpan capital stock and in accordance with the Agreement, the stockholders of Tarpan received a number of shares of the Company’s common stock such that, upon the effective time of the Merger, the Tarpan stockholders collectively received approximately 20 percent of the Company’s outstanding common stock on a fully-diluted basis (i.e., assuming the issuance of common stock underlying outstanding options, warrants and other rights). Based on the number of fully-diluted outstanding shares of the Company’s common stock on the date of the Merger, the former stockholders of Tarpan received an aggregate of 10,731,052 shares of the Company’s common stock in the Merger. At the time of the Merger, Tarpan had outstanding indebtedness of approximately $651,000 resulting principally from a series of promissory notes issued to Paramount BioCapital Investments, LLC and Horizon BioMedical Ventures, LLC, both of which are owned or controlled by Dr. Lindsay Rosenwald. The notes were amended at the time of the Merger to provide that one-half of the outstanding indebtedness was payable upon completion of the Merger and the remaining one-half will be payable at such time as the Company raises at least $5 million in new financing, which occurred August 26, 2005.

The merger was accounted for as a purchase by the Company under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of Tarpan were recorded as of the acquisition date, at their respective fair values, and combined with those of the Company.  The estimated purchase price has been allocated to acquired in process research and development. Since the charge to acquired in process research and development is non-recurring and directly related to the merger, such amount is not reflected in the pro forma information.

As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method” (“FIN 4”), the Company recorded a charge in the second quarter of 2005 of $12,567,000 for the portion of the purchase price allocated to acquired in-process research and development.

A valuation using the guidance in SFAS No. 141, “Business Combinations” and the AICPA Practice Aid “Assets Acquired in a Business Combination to Be Used in Research and Development Activities: A Focus on Software, Electronic Devices and Pharmaceutical Industries” was performed to determine the fair value of research and development projects of Tarpan which were in-process but not yet completed.

15,169,075 Shares

Common Stock

Manhattan Pharmaceuticals, Inc.

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PROSPECTUS
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September , 2005